AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1996
                              REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         MENDOCINO BREWING COMPANY, INC.
             (Exact name of registrant as specified in its charter)

            California                        2082                 680318293
  (State or other jurisdiction         (Primary Standard        (I.R.S. Employer
        of incorporation          Industrial Classification     Identification
        or organization)                 Code Number)               Number)

                             13351 South Highway 101
                             Hopland, CA 95449-0400
                                 (707) 744-1015
   (Address and telephone number of registrant's principal executive offices)

                               H. Michael Laybourn
                             Chief Executive Officer
                         Mendocino Brewing Company, Inc.
                             13351 South Highway 101
                             Hopland, CA 95449-0400
                                 (707) 744-1015
            (Name, address and telephone number of agent for service)

                                     Copy to
                            Nelson D. Crandall, Esq.
                           Enterprise Law Group, Inc.
                           Menlo Oaks Corporate Center
                         4400 Bohannon Drive, Suite 280
                            Menlo Park, CA 94025-1041
                               Tel: (415) 462-4700
                               Fax: (415) 462-4747

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933,   check  the  following  box.  [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                            CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                                                      Proposed maximum      Proposed maximum
Title of each class of securities    Amount to be    offering price per    aggregate offering         Amount of
        to be registered              registered          security                price           registration fee
---------------------------------------------------------------------------------------------------------------------
   Common Stock, no par value           600,000             $8.50              $5,100,000            $1,758.62


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1996

                                 600,000 SHARES

                                 [COMPANY LOGO]

                         MENDOCINO BREWING COMPANY, INC.

                                  COMMON STOCK

                                 --------------

         All of the 600,000 shares of no par value Common Stock (the "Shares") offered by this Prospectus are being sold directly by Mendocino Brewing Company, Inc. ("Mendocino Brewing" or the "Company"). The public offering price has been determined by the Company based on the trading history of the Common Stock on the Pacific Stock Exchange and certain other factors that the Company deems relevant. See "Plan of Distribution." The minimum purchase is 100 Shares ($850.00).

        This offering is being made on a "best-efforts" basis. Properly completed subscriptions will be accepted on a first come, first served basis, except that record holders of the Company's Common Stock as of October 25, 1996 (the "Record Date") will be given priority to purchase the Shares provided that the Company receives their properly completed subscriptions within 15 days after the effective date of this Prospectus. The offering shall terminate upon the earlier of (a) the date on which all of the Shares have been sold;
(b)_____________, unless such date is extended by the Company; or (c) the date on which the Company terminates the offering. See "Plan of Distribution." The Company reserves the right to reject any subscription in full or in part.

      The Shares offered by this Prospectus involve a high degree of risk.
           See "Risk Factors" beginning on page 5 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================
                                                       Underwriting
                                        Price to       Discounts and        Proceeds to
                                        Public         Commissions(1)        Company(2)
                                        --------       --------------      -------------
------------------------------------------------------------------------------------------
Per Share                                $8.50              None              $8.50
------------------------------------------------------------------------------------------
Minimum Offering                          N/A               None               N/A
------------------------------------------------------------------------------------------
Minimum Subscription:  100 Shares       $850.00             None             $850.00
------------------------------------------------------------------------------------------
Maximum Offering: 600,000 Shares       $5,100,000           None            $5,100,000
==========================================================================================

1 The Shares are being sold directly by the Company through a designated executive officer who is registered as a sales representative, where required, and shall not receive any commission. See "Plan of Distribution."
2 Before deducting estimated expenses of $400,000 payable by the Company, including registration fees, transfer agent fees, printing and engraving, copying, postage, and other offering costs, in addition to legal, accounting, and consultant fees.

                                 -------------

               The date of this Prospectus is _________ ___, 1996

        No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. If given or made, any such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made after the date of this Prospectus shall, under any circumstances, create any implication that the information contained in this Prospectus is correct as of any date after the date of this Prospectus.

        Mendocino Brewing's principal executive offices are located at 13351 South Highway 101, P.O. Box 400, Hopland, California 95449-0400. The Company's telephone numbers are 1-800-733-3871 and 1-707-744-1015.

         The Common Stock of Mendocino Brewing Company, Inc. is listed on the Pacific Stock Exchange under the symbol MBR. Reports and other information concerning the Company can be inspected at such exchange.

                                 [COMPANY LOGO]

                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Prospectus Summary ..................................................        3
Risk Factors ........................................................        5
Priority of Existing Stockholders ...................................        8
Use of Proceeds .....................................................        8
Price Range of Common Stock and Dividend Policy .....................        9
Capitalization ......................................................       10
Selected Financial Data .............................................       11
Management's Discussion & Analysis of
  Financial Condition and Results of Operations .....................       12
Business ............................................................       17
Management ..........................................................       25
Certain Transactions ................................................       27
Principal Stockholders ..............................................       28
Description of Capital Stock ........................................       29
Shares Eligible for Future Resale ...................................       30
Plan of Distribution ................................................       30
Legal Matters .......................................................       31
Experts .............................................................       31
Additional Information ..............................................       32
Index to Financial Statements .......................................       32


                                ----------------


        Until [25 days after the date of this Prospectus], all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        The Company will provide to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in the this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference), if there is any.


                               www.MENDOBREW.com

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

     Mendocino Brewing Company, Inc. brews Red Tail Ale along with five other ales, one stout, and one porter for the domestic craft beer market. A "craft beer" is a full-flavored beer brewed in the traditional style. Mendocino Brewing is one of the first modern craft brewers, and is considered to be an industry leader for its innovations. Mendocino Brewing's objective is to transform itself from the country's leading microbrewery to a major national craft brewer offering among the highest quality craft beers available anywhere in America.

     Mendocino Brewing competes in the domestic craft beer segment of the US beer market. The domestic craft beer segment has grown at a rate of approximately 40% per year for several years while overall domestic beer market sales have been relatively flat. Many industry analysts believe that the craft beer segment will grow from 1.9% of the total domestic beer market in 1995 to 5%
- 6% by the year 2000.

     In 1994 and 1995 Mendocino Brewing raised net proceeds of $3.3 million to finance construction of a brewery with an annual production capacity of 50,000 bbl., expandable to 130,000 bbl. At that time, the Company intended to finance future growth primarily through operations and debt financing. Management believes that following the successful completion of its initial public offering, the continued growth in the domestic craft beer segment gave rise to a qualitative shift in the public's awareness of craft beers, and that this shift now gives the Company an opportunity to enter new markets at a time when many consumers are discovering craft brews for the first time. In completing the plans for the new brewery, Management also concluded that it could realize certain cost efficiencies and overall cost reductions by designing a plant with an initial production capacity of 60,000 bbl. per year (20% greater than originally planned) and an ultimate capacity of 200,000 bbl. per year (54% greater than originally planned).

     Accordingly, Mendocino Brewing changed the configuration of the new brewery and modified its growth and marketing plans to call for accelerated introduction of additional products into existing markets, penetration of new regional markets, and greatly increasing the total availability of its products.

     Management expects the Company to complete its new brewery in Ukiah, California (110 miles north of San Francisco) in January or February 1997. Proceeds from this offering will be used to finance the increase in capacity from 50,000 bbl. to 60,000 bbl., pay certain cost increases resulting from design changes and inclement weather, and, if the maximum number of Shares is sold, expand annual production capacity to approximately 75,000 bbl., depending on the mix of products brewed. Proceeds from the offering of the Shares will also be used to implement an expanded marketing plan and to provide working capital. See "Use of Proceeds."

     For fiscal year 1996, Management expects Mendocino Brewing to realize increases in sales over 1995 of up to 10%. Management expects that annual sales could triple from 1995 levels by the time the Company reaches production of 60,000 bbl. per year at the Ukiah facility, depending on the mix of bottled and draft beer produced and future pricing. These forward looking statements are subject to risks and uncertainties. The Company's actual results could differ materially if, among other causes, the Company fails to complete construction of the new brewery on time, fails to sell its increased production, materially reduces the price of its products, experiences unanticipated difficulty in transferring bottling operations from Hopland to Ukiah, or experiences any of the other circumstances discussed in "Risk Factors."

     Mendocino Brewing intends to continue to compete primarily on the basis of product quality and image. The Company's marketing plan emphasizes introducing Red Tail Ale and its other brews in draft form; introducing Blue Heron Pale Ale and Black Hawk Stout in 12 oz. six packs using the same high quality graphics and packaging as has contributed to the success of Red Tail Ale; and introducing the Company's brews into new geographic regions.

     Mendocino Brewing operates a retail brewpub and merchandise store under the name the Hopland Brewery. Management does not expect the Company's expansion plans to materially increase or decrease the results of operations of the brewpub. See "Business - The Hopland Brewery Brewpub and Merchandise Store."

     Mendocino Brewing was founded in March 1983 as a California limited partnership (the "Partnership"). On January 1, 1994, the business incorporated by transferring all of the Partnership's assets, including its name, to a newly formed California corporation in exchange for all of the Common and Preferred Stock of the corporation. The Partnership distributed these shares to its partners on January 3, 1994. As used hereafter, references to the "Company" and "Mendocino Brewing" include the business operations of the Partnership before their incorporation.

     Mendocino Brewing's principal executive offices are located at 13351 South Highway 101, P.O. Box 400, Hopland, California 95449-0400. The Company's telephone numbers are (800) 733-3871 and (707) 744-1015. The Company's e-mail address is mendobrew@mendobrew.com.

                                  The Offering

     Shareholders of record as of October 25, 1996 have the first right to purchase Shares pursuant to this offering on a first come, first served basis. The minimum purchase is 100 Shares ($850.00). Shares that remain unsold 15 days after the effective date of this Prospectus, if any, will be offered to the general public and sold in the order in which fully completed subscriptions are received at the Company. For more information concerning subscription procedures, see "Plan of Distribution -- Subscription Procedure."


Common Stock offered...................................     600,000  Shares
Common Stock outstanding before the offering...........   2,322,222  Shares(1)
Use of Proceeds........................................   To finance  expansion of the Company's  brewing capacity,
                                                          marketing, and working capital.  See "Use of Proceeds."
Pacific Stock Exchange Symbol..........................   MBR


                                       Summary Financial and Operating Data

                                                       Year Ended                       Six Months Ended
                                                      December 31,                          June 30,
                                             ------------------------------      ------------------------------
                                                 1994               1995             1995              1996
                                                 ----               ----             ----              ----
Statements of Income Data:                                                                 (unaudited)

     Sales..............................     $ 3,523,000       $ 3,735,100       $  1,675,200     $  1,911,400
     Gross profit.......................       1,524,700         1,720,000            693,000          970,000
     Income (loss) from operations......         200,000           182,700            (27,500)         (34,700)
     Net income (loss)..................     $   153,300       $   173,700       $     32,500     $    (50,600)
                                             ===========       ===========       ============     ============
     Earnings (loss) per share..........     $       .08       $       .08       $        .01     $      (.02)
                                             ===========       ===========       ============     ============
     Weighted average common
       shares outstanding...............       1,814,403         2,307,074          2,294,148        2,322,222
                                             ===========       ===========       ============     ============


                                                                        June 30, 1996 (unaudited)
                                                              -------------------------------------------
Balance Sheet Data:                                              Actual          Pro Forma As Adjusted(2)
                                                                 ------          ------------------------
     Working capital (deficit).......................         $(2,125,400)          $  1,782,500
     Total assets....................................           8,214,900             15,041,100
     Long term debt, including current portion.......             560,700              4,810,000
     Shareholders' equity............................           4,373,500              9,073,500

----------------
(1) Does not include 300,000 shares issued to the general contractor for the new brewery as security for an obligation. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

(2) As adjusted to give effect to the sale of 600,000 Shares (the maximum number of Shares offered by this Prospectus) and the application of the estimated net proceeds therefrom. Also assumes that the Company's $2.7 million construction loan has been converted to long-term debt upon completion of the new brewery. See "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                                  RISK FACTORS

     An investment in the Shares being offered by this Prospectus involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to other information concerning Mendocino Brewing and its business contained in this Prospectus, before purchasing Shares.

Expansion Plan
     Mendocino Brewing's expansion plan is subject to risk and management challenges. Growth depends upon completing construction of the new brewery, expanding the production capacity of the new brewery, and selling additional beer by introducing new brands and draft beer into existing and new regional markets. The Company's expansion program has created and will continue to create additional expense for the Company, although the Company will not realize additional revenues from expansion until the initial production from the new brewery is shipped and paid for, which is not likely to occur before March or April 1997. Management believes Mendocino Brewing has built its current customer base primarily on consumer loyalty to Red Tail Ale plus goodwill generated through customer visits to the Hopland Brewery. Management has limited experience in promoting products on a large scale, and there is no assurance that the Company's other brands will be as widely accepted as Red Tail Ale, or that consumers in new geographic markets will be receptive to the Company's products. See "Business -- Strategy;" "-- New Product Offerings;" and "-- Regional Expansion" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Material Commitments - Expansion Plan" and "- Liquidity and Capital Resources."

Domestic Craft Beer Segment Growth Rate
     The domestic craft beer segment of the highly competitive U.S. beer market has been characterized by more than ten years of steady growth. The overall growth rate was 44% in 1995. The growth rate may vary from region to region, and there is no assurance that the rate of growth will continue. See "Business - Industry Overview Domestic Craft Beer Segment."

Competition
     Certain competitors in the domestic craft beer segment have large advertising budgets, substantial financial resources, and/or access to the distribution networks of major national and international brewers. Several of Mendocino Brewing's primary competitors are expanding or have recently expanded their production capacity. The amount of supermarket shelf space that can be devoted to any class of products is limited. See "Business Industry Overview - Domestic Craft Beer Segment."

No Minimum
     The offering of the Shares is not contingent upon the sale of any specified minimum number of Shares. Mendocino Brewing must sell a minimum number of Shares to recover the expense of the offering. See "Plan of Distribution." Management plans to pay between $900,000 and $1,165,000 of the Company's short term indebtedness out of the net proceeds of this offering. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

New Construction
     Construction of the new brewery broke ground in September 1995 and as of September 1996 was approximately 70% complete. New construction is subject to the risk of cost increases due to plan changes and delays from sources such as local government approval processes, inclement weather, unexpected geologic conditions, shortages of or increases in the price of materials such as steel, funding delays, and cooperation and coordination among various parties to the project such as the architect, general contractor, and equipment manufacturer, and timing of cash flow. The new brewery has experienced cost increases and delays, to some degree, from each of the above causes. Interest rates and general economic conditions can also have an effect the project. While Management believes that the sources of previous delays have been addressed, many factors are inherently uncertain and/or beyond the reasonable control of the Company. There can be no assurance that further delays in completion of construction will not occur or that local government agencies will construct certain infrastructure improvements that they have committed to construct. Management has limited experience in managing construction projects.

Future Capital Needs -- Additional Future Funding and Reliance on
Growth Strategy
     If the net proceeds of this offering, together with existing debt financing and funds generated by operations, are not sufficient to fund Mendocino Brewing's expansion plans, the Company may need to raise additional funds from public or private sources or enter into a strategic alliance or joint venture. See "Management's Discussion and

Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources." Issuance of additional equity would likely dilute the investments of existing shareholders. Additional borrowing would increase interest expense and debt service requirements. The amount of additional financing the Company might require will depend in part upon the success of the Company's growth strategy. There can be no assurances as to the success of the Company's growth strategy. There is no assurance that the Company will be able to obtain additional financing from any source if needed. If adequate funds are not available, the Company could be required to curtail implementation of its expansion plans.

Risks of Debt
     Mendocino Brewing has incurred approximately $6.5 million in debt to finance the acquisition of real estate, construction of the new brewery, and purchase of new brewing equipment. The ratio of the Company's long-term debt to equity as of June 30, 1996, when adjusted to include all long term debt added after June 30 and before the date of this Prospectus, is 1.10 to 1. See "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources." Loan and lease payments must be paid regardless of the Company's revenue. Failure to make payments could lead to foreclosure and sale of all or an important part of the Company's assets.

Geographic and Distributor Concentration
     Mendocino Brewing's wholesale distributions have historically been concentrated in Northern California. The Company's two largest distributors, both in Northern California, accounted for 40% of 1995 wholesale distributions. The distributors that the Company relies upon may also market competing imported and domestic craft beers. Although by law distributors are independent of any brewer, a distributor can be controlled if it relies on one or two large brewers who account for the majority of its sales. The Company has formal written distribution agreements with its distributors which may be terminated by either party with 30-day written notice. The laws of some states, however, may restrict the Company's ability to terminate its agreements with distributors in those states. Inability to terminate a distributor who is performing poorly could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Product Distribution."

Dividends
     Management does not have any present intention to declare or pay dividends on the Common Stock, but expects the Company to retain earnings for use in its business. The Company's agreements with its lenders prohibit the payment of dividends during the term of the loans. In addition, the Company is required to pay a $1.00 cash dividend on 227,600 shares of Series A Preferred Stock ($227,600 total) before cash dividends may be paid on the Common Stock. See "Dividend Policy" and "Description of Capital Stock."

Trading Market for the Shares
     Mendocino Brewing's Common Stock is publicly traded on the Pacific Stock Exchange under the symbol MBR. Trading volume to date has been light. In the absence of a more active trading market, investors may find it difficult to sell their Shares and purchases or sales of relatively small numbers of shares may have a disproportionately large influence on the reported price of the stock. The Company's stock price may also be materially adversely affected by factors affecting the entire market or the Company's industry that may be unrelated to the operating performance of the Company. There can be no assurance that the market price of the Common Stock will not decline below the public offering price or experience volatility. See "Price Range of Common Stock and Dividend Policy."

Dependence on Key Personnel
     Mendocino Brewing's success may depend to a significant extent upon the continued service of President Michael Laybourn, Master Brewer Donald Barkley, and other members of the Company's executive management. The loss of any key employee could have a material adverse effect upon the Company's business, financial condition, and results of operations. Furthermore, the Company's future performance depends on its ability to identify, recruit, motivate, and retain additional key management personnel, including executive, marketing, and production managers and other personnel. The failure to attract and retain key management personnel could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Management" and "Principal Shareholders."

Potential Control Groups
     Mendocino Brewing's officers, directors, and founders and their spouses own, in the aggregate, 970,222 shares of the Company's outstanding Common Stock, which represents 41.8% of the Common Stock outstanding at the commencement of this offering and will represent 33.2% of the Common Stock outstanding if the maximum number of Shares offered by this Prospectus is sold. As a result, in some circumstances, these shareholders, acting together, might be able to determine matters requiring approval of the shareholders of the Company, including the election of the Company's directors or a change in control of the Company. See "Management" and "Principal Shareholders." The above percentages do not take into account 300,000 shares of Common Stock the Company has issued to the general contractor for the new brewery as security for payment of $900,000 of its fees. The Common Stock collateral is subject to the restrictions that the shares shall be canceled if the fees owed the contractor are paid in full, that if the Company is in default, the shares must be sold in a commercially reasonable manner as specified in the California Commercial Code, and that any shares not needed to be sold to satisfy the obligation to the contractor shall be canceled. Under California law, the contractor may not retain the shares in satisfaction of the obligation without the written consent of the Company given after an event of default. Management plans to pay the Company's obligation to the contractor out of the proceeds of this offering, but there is no assurance that the net proceeds will be sufficient. If the Company were to agree to permit the contractor to retain the shares in satisfaction of the Company's debt, or if the contractor were to sell the shares to a single purchaser or a single group of purchasers, the new shareholder would own 11.4% and the officers, directors, and founders and their spouses would own 37.0% of the outstanding Common Stock, respectively, if none of the Shares offered pursuant to this Prospectus are sold, and will own 9.3% and 30.1% of the outstanding Common Stock, respectively, if all 600,000 Shares are sold pursuant to this offering. (The foregoing percentages do not take into account 8,333 shares of Common Stock previously acquired by the general contractor, except to include them in the outstanding shares.) While the general contractor has the present right to vote the 300,000 shares, no shareholder votes are scheduled or anticipated before the due date of the indebtedness. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations Liquidity and Capital Resources."

Shares Available for Future Sale
     Open market sales of Common Stock that is outstanding at the start of this offering may adversely affect the market price of the Shares during or after this offering. Other than restrictions imposed by S.E.C. Rule 144, there are no material restrictions on the transferability of the 1,453,330 shares of Common Stock held by non-affiliates of the Company. See "Shares Eligible for Future Resale."

Excise Taxes
     Alcoholic beverages are subject to substantial federal and state excise taxes. The federal rate of taxation increases from $7.00 per bbl. to $18.00 per bbl. for annual production in excess of 60,000 bbl. Alcoholic beverages have in recent years been targets of attempts to increase so-called "sin taxes." If excise taxes are increased, the Company could have to raise prices to maintain profit margins. Historically, price increases due to additional excise taxes have not reduced unit sales, but past experience does not necessarily indicate future effects, and the actual effect is likely to depend on the amount of the increase, general economic conditions, and other factors. While higher taxes may reduce overall demand for beer, they would likely also lower the relative price difference between Mendocino Brewing's products and its less expensive competitors. Management believes that the Company's position as a high quality craft brewer whose products are already priced at or near the top of its market segment will enable it to withstand tax increases in the near future. These forward looking statements concerning the possible effect of future excise tax increases are subject to risks and uncertainties. These include general economic conditions, competition, and evolving consumer preferences and attitudes toward adult beverages.

Dramshop Liability
     Serving alcohol to an intoxicated or minor patron is a violation of California law. A server who sells alcoholic beverages to an intoxicated or minor patron may also be liable to third parties for the acts of the patron. Although Mendocino Brewing has implemented procedures to minimize the liability associated with serving alcoholic beverages to intoxicated or minor patrons, there can be no assurance that intoxicated or minor patrons will not be served or that the Company will not be subject to liability for the acts of such patrons. The Company maintains general liability insurance which includes liquor and host liquor liability coverage, currently limited to $1,000,000 per occurrence and $2,000,000 in the aggregate annually, with $4,000,000 in additional secondary coverage. The Company intends to continue such coverage if coverage remains available at an affordable cost. Future increases in premiums could make it prohibitive for the Company to maintain adequate insurance. A large uninsured damage award could adversely affect the Company's business, financial condition, and results of operations.

Product Liability
     Mendocino Brewing's products are not heat pasteurized, irradiated, or chemically treated. In addition, the Company's brewing operations are subject to certain hazards such as contamination. The Company maintains product liability insurance, and no such claims have been made in the Company's thirteen-year history and such claims are rare in the industry. The Company carries general product liability insurance, currently limited to $1,000,000 per occurrence and $2,000,000 in the aggregate annually, with $4,000,000 in additional secondary coverage. The Company intends to continue such coverage if it remains available at an affordable cost. Future increases in premiums could make it prohibitive for the Company to maintain adequate insurance coverage. A large uninsured damage award could adversely affect the Company's financial condition.

Environmental Hazards
     As a user of real estate, the possibility exists that Mendocino Brewing could be held responsible for any contamination of the earth beneath it, regardless of whether the Company in any way caused such contamination. Although the seller of the Company's real estate has agreed to indemnify the Company against any pre-existing contamination liability, there can be no assurance that the seller will have the willingness or financial wherewithal to perform its indemnification obligation.

Primary Production Facility and Uninsured Losses
     After completing the new brewery, Mendocino Brewing will cease using the Hopland facility for wholesale production and will rely primarily or exclusively on the new brewery. The Company has obtained comprehensive insurance, including liability, fire, and extended coverage, as is customarily obtained for businesses similar to the Company. Certain types of catastrophic losses, however, such as losses resulting from floods, tornadoes, thunderstorms, and earthquakes, are either uninsurable or not economically insurable to the full extent of potential loss. Such "Acts of God," work stoppages, regulatory actions, and other causes could interrupt production and adversely affect the Company's business, financial condition, and results of operations. The Ukiah facility is located in a 100-year flood plain, although the base of the building has been elevated above the plain. The Company intends to purchase flood insurance if it is economically feasible to do so.

Energy and Supply Shortages and Allocations
     Shortages or increased costs of fuel, water, raw materials, power, or building materials, or allocations by suppliers or governmental regulatory bodies, could materially delay the expansion of the brewery, hinder the operations of the Hopland brewing facility and/or the brewpub, or otherwise adversely affect the ability of Mendocino Brewing to meet its objectives.


                        PRIORITY OF EXISTING SHAREHOLDERS

     Shareholders of record as of October 25, 1996 have the first right to purchase Shares pursuant to this offering on a first come, first served basis. The minimum purchase is 100 Shares ($850.00). Shares that remain unsold 15 days after the date of this Prospectus, if any, will be offered to the public and sold in the order in which fully completed subscriptions are received. For more information concerning subscription procedures, see "Plan of Distribution -- Subscription Procedure."


                                 USE OF PROCEEDS

     The maximum net proceeds to Mendocino Brewing from the sale of the Shares in this offering are estimated to be approximately $4,700,000, after deducting selling and other offering expenses. Proceeds from this offering will be used to finance the increase in capacity from 50,000 bbl. to 60,000 bbl., pay certain cost increases resulting from design changes and inclement weather, and, if the maximum number of Shares is sold, to expand the annual production capacity of the new brewery to 75,000 bbl. or more, depending on the mix of products brewed. Management presently estimates that the additional costs associated with expanding annual capacity to approximately 75,000 bbl. will be approximately $0.5 million. No decisions have been made with respect to the vendors of additional brewing equipment. Management has designated an additional $700,000 to fund increased marketing efforts and to provide working capital.

     The Company and its various lenders have agreed that the net proceeds of the offering will be applied first to the addition of $300,000 to the Company's working capital, second to construction of $600,000 worth of tenant improvements to the brewery (primarily consisting of office space and landscaping), third to payment of $500,000 in accrued fees to the general contractor for the new brewery otherwise due on January 31, 1997 bearing interest at 12% per annum from January 1, 1997; fourth, to payment of $400,000 of a $600,000 short term loan (which

Management expects the Company to replace with a revolving line of credit secured by accounts receivable and inventory, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources") bearing interest at prime plus 1.5% and maturing on April 30, 1997, and finally to payment of the remaining $400,000 in accrued fees to the general contractor for the new brewery. The Savings Bank of Mendocino County, in its commitment letter for conversion of the construction loan to a 15-year term loan, proposed to require the Company to pledge all proceeds of this offering in excess of $2.5 million as collateral for the term loan, with the provision that the Bank will release the funds from the pledge to purchase additional equipment if the Company is meeting its sales and revenue objectives. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources." Subject to the approval of the Savings Bank of Mendocino County, if and to the extent required under the definitive documentation for the 15-year term loan, Management has also designated approximately $265,000 toward repayment of seller financing on the real estate bearing interest at 9% per annum and due on June 27, 1997.

     Pending the above uses, Mendocino Brewing intends to invest the net proceeds from this offering in short-term investment-grade interest bearing securities.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Mendocino  Brewing's  Common Stock was listed on the Pacific Stock Exchange
(symbol MBR) on February 21, 1995. Before February 21, 1995, there was no public trading market for the Company's Common Stock. The high and low closing sales prices for the Common Stock on the Pacific Stock Exchange are set forth below for the quarters indicated:

                                      1995                                                1996
          ------------------------------------------------------------  ------------------------------------------
          1st Quarter     2nd Quarter    3rd Quarter     4th Quarter    1st Quarter    2nd Quarter     3rd Quarter
          -----------     -----------    -----------     -----------    -----------    -----------     -----------
High         $13.50          $9.25          $8.75           $8.12          $7.38         $10.82          $10.00
Low          $7.62           $7.12          $7.75           $7.00          $5.50          $5.82           $7.38


     There were approximately 2,496 shareholders of record as of June 30, 1996. Management intends to retain Mendocino Brewing's earnings for use in the business and does not expect the Company to pay cash dividends in the foreseeable future. The Company's credit agreements provide that the Company shall not declare or pay any dividend or other distribution on its Common Stock (other than a stock dividend) or purchase or redeem any Common Stock, without the lender's prior written consent. The holders of the Company's 227,600 outstanding shares of Series A Preferred Stock are entitled to aggregate cash dividends and liquidation proceeds of $1.00 per share before any dividend may be paid with respect to the Common Stock. See "Capitalization" and "Description of Capital Stock."

                                 CAPITALIZATION


     The  following  table  sets forth the actual  capitalization  of  Mendocino
Brewing on June 30, 1996, and also provides the pro forma capitalization of the Company as of June 30, 1996, after giving effect to the sale of the maximum
(600,000 Shares) number of Shares offered by the Company in this offering at the public offering price of $8.50 per share and the application of the estimated net proceeds:

                                                                              June 30, 1996
                                                                -------------------------------------
                                                                                           Pro Forma
                                                                   Actual                 As Adjusted
                                                                   ------                 -----------
Short-term obligations:
     Short term debt .........................................   $   360,000         $   600,000(1)
     Current maturities of long-term debt ....................        10,000              32,400(2)
     Current portion of equipment financing ..................             0             196,800(3)
                                                                 -----------         -----------

              Total short-term commitments ...................       370,000             829,200

Long-term obligations:
     Long-term debt, less current portion ....................       550,700           2,677,600(2)
     Equipment financing, less current portion ...............             0           1,903,200(3)
                                                                 -----------         -----------

              Total long-term commitments ....................       550,700           4,580,800

Shareholders' equity:
     Common Stock, no par value,
         20,000,000 shares authorized;
         2,322,222 shares outstanding; 2,722,222
           shares outstanding pro forma ......................     3,869,600           8,569,600

     Preferred Stock, no par value
         2,000,000 shares authorized
         227,600 shares designated Series A
         227,600 Series A shares  outstanding with a preferred
            dividend equal to $1.00 per share; shares cancel
            upon the aggregate payment of entire preferred
            dividend .........................................       227,600             227,600
         Retained Earnings ...................................       276,300             276,300
                                                                 -----------         -----------

         Total shareholders' equity ..........................     4,373,500           9,073,500
                                                                 -----------         -----------

                Total capitalization .........................   $ 4,934,200         $11,783,500
                                                                 ===========         ===========

(1) The pro forma balance sheet reflects the conversion of Mendocino Brewing's short-term loan from WestAmerica Bank ($300,000 outstanding at June 30, 1996; $600,000 outstanding as of the date of this Prospectus) to a revolving line of credit secured by inventory and accounts payable of at least $600,000 and the retirement of $900,000 in short-term financing provided after June 30, 1996 by the general contractor for the new brewery. The Company repaid a separate $60,000 short term loan after June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(2) Long term debt consists of a $2.7 million construction loan from the Savings Bank of Mendocino County. Although the construction loan is due and payable upon completion of construction, the Savings Bank has given Mendocino Brewing a written commitment to convert the construction loan to permanent financing upon the satisfaction of certain conditions.

(3) Mendocino Brewing has an equipment lease from FINOVA Capital Corporation which the Company has used to finance the acquisition of approximately $2.07 million in cost of new brewing equipment.

                             SELECTED FINANCIAL DATA

     The following  selected financial data have been derived from the Financial
Statements and Notes to Financial Statements, audited by Moss Adams LLP, independent auditors, whose report thereon is also included. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Financial
Statements and Notes thereto included elsewhere in this Prospectus.

                                                       Year Ended                       Six Months Ended
                                                      December 31,                          June 30,
                                             ------------------------------      ------------------------------
                                                 1994               1995             1995              1996
                                                 ----               ----             ----              ----
Statements of Income Data:                                                                 (unaudited)

     Sales..............................     $ 3,523,000       $ 3,735,100       $  1,675,200     $  1,911,400
     Less excise taxes..................         157,400           168,600             74,500           71,000
                                             -----------       -----------       ------------     ------------
     Net sales..........................       3,365,600         3,566,500          1,600,700        1,840,400
     Cost of goods sold.................       1,840,900         1,846,500            907,800          870,400
                                             -----------       -----------       ------------     ------------
     Gross profit.......................       1,524,700         1,720,000            693,000          970,000
     Operating expenses.................       1,342,700         1,537,300            720,500        1,004,700
                                             -----------       -----------       ------------     ------------
     Income (loss) from operations......         200,000           182,700            (27,500)         (34,700)
     Interest income, net...............          21,800           129,100             74,800           10,800
     Other income (expense).............           3,000            14,800              6,000          (47,400)
                                             -----------       -----------       ------------     ------------
     Income (loss) before income taxes..         224,800           326,600             53,300          (71,300)
     Provision for (benefit from)
       income taxes.....................          71,500           152,900             20,800          (20,700)
                                             -----------       -----------       ------------     ------------
     Net income (loss)..................     $   153,300       $   173,700       $     32,500     $    (50,600)
                                             ===========       ===========       ============     ============
     Earnings (loss) per share..........     $       .08       $       .08       $        .01     $       (.02)
                                             ===========       ===========       ============     ============
     Weighted average common
       shares outstanding...............       1,814,403         2,307,074          2,294,148        2,322,222
                                             ===========       ===========       ============     ============



Balance Sheet Data:                                           December 31, 1995               June 30, 1996
                                                              -----------------               -------------
                                                                                                (unaudited)
     Cash and cash equivalents.......................         $    1,696,100                  $      21,200
     Working capital (deficit).......................                959,100                     (2,125,600)(1)
     Property and equipment..........................              3,954,100                      6,947,700
     Deposits and other assets.......................                 71,000                         98,400
     Total assets....................................              6,514,000                      8,214,900
     Long term debt, including current portion.......                554,900                        560,700
     Total liabilities...............................              2,089,800                      3,841,400
     Shareholders' equity............................              4,424,200                      4,373,500

----------------
(1) After June 30, 1996, Mendocino Brewing obtained a $2.7 million construction loan with a commitment to convert the loan to a long term loan, subject to certain conditions, form the Savings Bank of Mendocino County, plus an equipment lease agreement with FINOVA Capital Corporation for up to approximately $2.07 million of new brewing equipment, plus short term financing from the general contractor for the new brewery in the amount of $900,000. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and the Notes thereto and other financial information included elsewhere in this Prospectus. The discussion of results and trends does not necessarily imply that these results and trends will continue.

Overview
     Mendocino Brewing's financial performance from 1994 through the first six months of 1996 has been characterized by increased sales and gross profits from brewing operations offset by increased administrative expenses attributable to the Company's expansion plan and the cost of being a public company and the aggregate net effect of certain one-time gains, certain one-time losses, and interest from the net proceeds of the Company's initial public offering. The increase in sales is attributable to increased production resulting from adding an additional bottling tank and implementing a 24 hour brewing schedule in September 1995, implementing certain marketing strategies, including new point of sale materials and field sales representatives, beginning in the second quarter of 1996, and retail price increases at the Hopland Brewery brewpub. The improvements to brewing operations increased production capacity by 32% and significantly reduced cost of goods as a percentage of sales.

     Comparing 1995 to 1994, sales were up 6%, cost of goods sold was flat, and gross profit was up 17.4%. Comparing the first six months of 1996 to the same period in 1995, sales are up 14.1%, cost of goods sold is down 4.1%, and gross profit is up 40%. In 1995, increased administrative expenses resulted in an 8.6% decline in income from operations over 1994, but a $119,100 increase in other income due to interest on the public offering proceeds plus a one time worker's compensation dividend resulted in a 45.3% increase in income before income taxes. In 1996, the bankruptcy of a distributor, increased expenses associated with the operation of the Hopland Brewery, and increased marketing expenses resulted in a 39.4% increase in operating expenses but only $7,200 in additional losses from operations compared to the same period in 1995. While Management plans to continue marketing expenses at a high level, Management has taken actions to control expenses at the Hopland Brewery and will not incur any additional losses attributable to the bankrupt distributor. Management's decision to write off $38,000 in expenses incurred in exploring an alliance with a mid-western distribution company (classified as "other expense"), when combined with a $64,000 decrease in interest earnings as the Company spent the cash proceeds from the public offering, further reduced pre-tax income to a $50,600 loss for the first six months of 1996 compared to income of $32,500 for the same period in 1995.

     For fiscal year 1996, Management expects Mendocino Brewing to realize increases in sales over 1995 of up to 10% as a result of its increased capacity over 1995, after taking into consideration wholesale beer price incentives and reductions to stimulate distributor interest. Management does anticipate, however, that the Company will be required to cease production of bottled beer for approximately two weeks while its bottling operation is transferred from Hopland to Ukiah, and Management expects to continue to increase the Company's marketing expense in anticipation of substantially increased capacity. Management expects the Company to begin realizing revenues from the new brewery April 1997. Any improvement in results of operations for fiscal 1996 are therefore likely to be attributable to increased production from the Hopland facility and not to completion of the new brewery. Management expects that by the time the Company reaches production of 60,000 bbl. per year at the Ukiah facility, depending on the mix of bottled and draft beer produced and future pricing, annual sales could triple from 1995 levels. These forward looking statements are subject to risks and uncertainties. The Company's actual results could differ materially if, among other causes, the Company fails to complete construction of the new brewery on time, fails to sell its increased production, materially reduces the price of its products, experiences difficulty in transferring bottling operations from Hopland to Ukiah, or experiences any of the other circumstances discussed in "Risk Factors."

Results of Operations
     The following tables set forth, as a percentage of net sales, certain items included in Mendocino Brewing's Statements of Income. See Financial Statements and Notes thereto elsewhere in this Prospectus, for the periods indicated.

                                             Year Ended       Six Months Ended
                                            December 31,           June 30
                                         ----------------    -------------------
                                          1994      1995      1995        1996
Statements of Income Data:
     Sales ...........................   104.68%   104.73%   104.65%    103.86%
     Less Excise Taxes ...............     4.68      4.73      4.65       3.86
                                         ------    ------    ------     ------
     Net Sales .......................   100.00    100.00    100.00     100.00
     Costs of goods sold .............    54.70     51.77     56.71      47.30
                                         ------    ------    ------     ------
     Gross profit ....................    45.30     48.23     43.29      52.70
     Operating expenses ..............    39.36     43.10     45.01      54.59
                                         ------    ------    ------     ------
     Income (loss) from operations ...     5.94      5.12     (1.72)     (1.89)
     Other income (expense) ..........     0.98      4.24      5.05      (1.99)
                                         ------    ------    ------     ------
     Income before income taxes ......     6.68      9.16      3.32      (3.88)
     Provision for income taxes ......     2.12      4.29      1.30      (1.12)
                                         ------    ------    ------     ------
     Net income ......................     4.55%     4.87%     2.03%     (2.75)%
                                         ======    ======    ======     ======

     Sales.  Sales  increased 6.0% from $3,523,000 in 1994 to $3,735,100 in 1995 and 14.1% from $1,675,200 for the six month period ended June 30, 1995 to $1,911,400 for the comparable period in 1996. Growth in sales was attributable to increased production resulting from adding an additional bottling tank and implementing a 24 hour brewing schedule in September 1995, implementing certain marketing strategies, including new point of sale materials and field sales representatives, beginning in the second quarter of 1996, and retail price increases at the Hopland Brewery brewpub. A decrease in sales in the first quarter of 1996 compared to 1995 was offset by an increase in sales in the second quarter of 1996 compared to 1995. Management attributes the decrease in the first quarter of 1996 to delays in implementing a new marketing plan and the increase in the second quarter of 1996 to the implementation of the marketing plan plus expansion into new geographic market. Management attributes approximately half of the sales increase in the second quarter to increased sales to existing distributors with the other half attributable to geographic expansion. Retail sales at the Hopland Brewery brewpub and merchandise store increased 3.3% from 1994 to 1995 and 6.0% from the six month period ended June 30, 1995 to the comparable period in 1996. Management attributes the increase in brewpub sales to a busy summer in 1995 due to increased tourist trade and an increased awareness of MBC's products. These factors more than offset a decrease in beer and food sales in the first quarter of 1995 compared to 1994 which Management attributed to heavy rains and flooding in nearby areas.

     Cost of goods sold. Cost of goods sold decreased as a percentage of net sales by 2.93 percentage points from 1994 to 1995 and by 9.41 percentage points from the six month period ended June 30, 1995 to the same period in 1996. The implementation of 24-hour brewing in September 1995 significantly improved production efficiencies. The cost of bottles also dropped in the third quarter of 1995.

     Gross profit. Gross profit increased 17.4% from $898,400 in 1994 to $1,054,600 in 1995 and 40.0% from $693,000 for the six month period ended June 30, 1995 to $970,000 for the comparable period in 1996.

     Operating expenses. Operating expenses increased 14.5% from $1,342,700 in 1994 to $1,537,300 in 1995 and 39.4% from $720,500 for the six month period ended June 30, 1995 to $1,004,700 for the comparable period in 1996. Several factors contributed to the increases. Marketing expenses have increased partly because of the increase in production capacity that occurred in September 1995 and partly in anticipation of the opening of the new brewery. Management expects the Company to further increase marketing expenses in the balance of 1996 and into 1997. These marketing expenses take the form of point of sale and other promotional costs, periodic price discount specials to distributors, and labor expenses. Retail operating expenses increased due primarily to higher labor costs, increased utilities, increased repairs and maintenance, and during the first two quarters of 1996, increased promotional expenses. The Company wrote off $38,000 in bad debts in the second quarter of 1996 after a California distributor went out of business. Finally, general and administrative expense increased due to legal fees related to growth and trademark issues, payment of directors fees and expenses to the outside directors, costs associated with being a public company, increased labor costs (due to the addition of a human resources director and a shareholder relations coordinator in 1994), and payment of performance bonuses in 1995. This increase was partially offset by a reduced contribution to the Company's profit sharing retirement plan.

     Other income (expense). Other income (expense) increased in 1995 over 1994. In 1995 Mendocino Brewing benefited from an increase of $106,800 in interest earnings attributable to interest on the proceeds of the Company's public offering of its Common Stock. In addition, one time refunds of worker's compensation premiums for prior years were paid as a result of rate adjustments in those years. In the first quarter of 1995 the Company wrote off an equipment deposit of $15,000 made in 1993. Other income (expense) decreased by $117,300 in the six months ended June 30, 1996 compared to the same period for 1995 as a result of a write-off of approximately $38,000 in expenses incurred in exploring an alliance with a mid-western distribution company and a decrease of $64,000 in interest earnings as cash from the initial direct public offering was used for the expansion project.

     Provision for (benefit from) income taxes. The provision for income taxes in 1995 was $81,400 more than the provision for income tax in 1994 primarily because of Mendocino Brewing's higher net income and timing differences resulting in more deferred income taxes. See "Notes to Financial Statements,
Note 1(h) - Description of Operations and Summary of Significant Accounting Policies and Note 11 - Income Taxes." The Company recognized a benefit from income taxes in the first six months of 1996 of $20,700 compared to a tax provision in approximately the same amount for the same period in 1995.

     Net income. Net income increased 13.3% in 1995 over 1994 primarily due to increased sales and lower cost of goods sold as a percentage of sales resulting from process improvements in brewing operations. For the six month period ended June 30, 1996 compared to the same period for 1995, net income was down $83,100 for a net loss of $50,624 compared to net income of $32,500. Operating results for the first two quarters of 1996 are not necessarily indicative of operating results for the full year. For at least the past three fiscal years, operating results for the first two quarters have not been indicative of operating results for the entire year. In 1995, net income for the first two quarters was 18.7% of net income for the year; in 1994, it was 22.5%; and in 1993, it was 15.4% (on a pro forma basis assuming that the Partnership had paid income taxes at the corporate rates then in effect).

Segment Information
     Mendocino Brewing's business presently consists of two primary segments. The first segment is brewing for wholesale to distributors and other retailers. This segment accounted for 74% of the Company's 1995 annual sales. The second segment consists of brewing beer for sale along with food and merchandise at the Company's brewpub and retail merchandise store, the Hopland Brewery. This segment accounted for 26% of the Company's 1995 annual sales, 11% of which consisted of the sale of draft and bottled beer, and the remaining 15% of which consisted of sales of food and merchandise. Wholesale and retail beer sales in both segments combined comprised 85% of the Company's annual sales in 1995. See "Notes to Financial Statements, Note 7 - Segment Information."

     Mendocino Brewing is now in the process of increasing its brewing capacity by more than three times (18,000 bbl. to 60,000 bbl.). Proceeds from the sale of all of the stock offered by this Prospectus would permit the Company to expand its operations to up to 75,000 bbl. per year, an aggregate increase from the Company's current capacity of 18,000 bbl. of more than 4.2four times. (See "Use of Proceeds.") As the Company does not intend to expand its brewpub operations, Management expects that retail sales, as a percentage of total sales, will decrease proportionally to the expected increase in the Company's wholesale sales. Retail beer sales for off-site consumption may decrease as the Company's brews become more widely available.

Seasonality
     Beer consumption nationwide has historically increased by approximately 20% during the summer months. Mendocino Brewing's wholesale distributors were on an allocation basis while the Company's annual production was capped at 13,600 bbl., so seasonality had little effect on wholesale sales through late 1995. It is not clear to what extent seasonality will affect the Company as it expands its production capacity. The Company brews four seasonal beers: Springtide Ale in March, Eye of the Hawk Special Ale from July through October, Frolic Shipwreck Ale 1850 in July, and Yuletide Porter in November and December. These seasonal beers tend to augment sales during the periods in which they are available. Retail operations, which depend largely on tourist traffic, historically have been higher in the third and fourth quarters.

Material Commitments - Expansion Plan
     Mendocino Brewing is building a 62,000 sq. ft. custom designed turn-key brewery on nine acres of land in Ukiah, California. See "Business - New Brewery" and "Liquidity and Capital Resources."

Liquidity and Capital Resources
     Generally. The expansion now underway has had and will continue to have a material impact on Mendocino Brewing's assets, liabilities, commitments for capital expenditures, and liquidity.

     Capital resources for the expansion plan have been supplied by the net proceeds of Mendocino Brewing's initial public offering and debt and equipment financing as described below. Working capital for day to day business operations to date has been provided primarily through operations.

     Financing the New Brewery. The presently estimated cost of the new brewery at its initial annual production capacity of 60,000 bbl. is $11.1 million. This includes $0.8 million for the land, $6.7 million for improvements to the real estate, $3.2 million for equipment, and $0.4 for financing costs. Increasing the initial annual production capacity of the new brewery to 75,000 bbl. will require an additional expenditure for equipment of approximately $0.5 million. Of this amount, approximately $3.3 million has been paid from the net proceeds of Mendocino Brewing's initial public offering completed in February 1995.

     Mendocino Brewing has obtained a $2.7 million construction loan secured by a first priority deed of trust on the Ukiah land and improvements and the proceeds of this offering from the Savings Bank of Mendocino County along with a written commitment to convert the construction loan to a 15 year term loan upon successful completion of the new brewery, subject to certain conditions. The construction loan bears interest at the lender's prime plus 2% (initially 10.25%), payable monthly, and matures on February 2, 1997. Upon conversion, the loan will bear interest at the then prevailing 5 Year Treasury Constant Maturity Index (but not less than 10%), with a maximum for the first five years at 2% above the initial fully indexed rate, and a maximum during the remaining term of the loan at 3% above the initial fully indexed rate at the beginning of the remaining term. The minimum annual interest rate is 8%. The loan will be over 25 years with a balloon payment upon maturity. The lender's commitment letter states that the lender will convert the unpaid principal at maturity to a fully amortized 10-year loan subject to terms an conditions to be agreed upon at that time. The commitment letter proposes to require the Company to pledge all proceeds of this offering in excess of $2.5 million as collateral for the 15-year term loan, with the provision that the Bank will release the funds from the pledge to purchase additional equipment if the Company is meeting its sales and revenue objectives.

     FINOVA Capital Corporation has also agreed to lease new brewing equipment with a total cost of approximately $2.07 million to Mendocino Brewing for a term of 7 years with monthly rental payments of approximately $29,000 each. The lease is to commence when the brewing equipment is operational. Until that time, FINOVA has loaned $750,000 to the Company with interest at the Citibank prime plus 3%. At expiration of the initial term of the lease, the Company may purchase the equipment at its then current fair market value but not less than 25% or more than 30% of the original cost of the equipment, or at the Company's option, may extend the term of the lease for an additional year at approximately $45,600 per month with an option to purchase the equipment at the end of the year at then current fair market value. The lease is not pre-payable.

     The seller of the Ukiah land has a note, secured by a third priority deed of trust on the land, with a remaining principal balance as of August 1, 1996 of approximately $265,000 at 9% annual interest payable in monthly installments of principal and interest of $2,380 with the balance due at maturity on June 27, 1997.

     WestAmerica Bank of Santa Rosa, California has loaned Mendocino Brewing $600,000 secured by Mendocino Brewing's accounts receivable and other tangible personal property located at its Hopland facility. The loan bears interest at a variable interest rate of prime plus 1.5% payable monthly and matures on April 27, 1997. The Company anticipates that it will convert this amount with a new revolving line of credit secured by accounts receivable and inventory, and has received a commitment letter from WestAmerica Bank to convert the $600,000 term loan to a revolving line of credit with an advance rate of 80% of qualified accounts receivable and 25% of inventory. As the Company's sales and production continue to expand, the amount of inventory and receivables financing available should increase proportionately. These forward looking statements are subject to risks and uncertainties. Even if the Company's accounts receivable and inventory grows in quantity, credit may be unavailable for other reasons relating either to the Company's business, financial condition, and results of operations, the craft brew industry, the lending industry, or economic conditions in general. To the extent that the loan is not extended or refinanced, the

Company will be required to repay the loan out of cash from operations, the net proceeds of this offering, or the proceeds of another debt or equity financing, a strategic alliance, or a joint venture.

     The general contractor for the new brewery, BDM Construction Co., Inc. ("BDM"), has agreed to defer up to $900,000 in fees otherwise owed or to become payable on December 31, 1996, subject to performance by BDM of its obligations under the construction contract, until January 31, 1997 with interest at 12% per annum. The deferral arrangement is secured by a second priority deed of trust on the Ukiah land and improvements, and by 300,000 shares of Mendocino Brewing's Common Stock. In the event of default, BDM is required to proceed against the Common Stock before initiating any proceeding against the real estate. The Common Stock collateral was issued to BDM by the Company pursuant to Section 4(2) of the Securities Act of 1933 subject to the restrictions (a) that the shares shall be canceled if the amounts owed BDM are paid in full, (b) that if full amount owed BDM is not paid, the shares must be sold in a commercially reasonable manner as specified in the California Commercial Code, and (c) that any shares not needed to be sold to satisfy the obligation to BDM shall be canceled. Under California law, BDM may not retain the shares in satisfaction of the obligation without the written consent of the Company given after an event of default. Management plans to pay the Company's obligation to BDM out of the proceeds of this offering, but there is no assurance that the Company will raise net proceeds sufficient to do so at the time required. See "Use of Proceeds." To the extent that the proceeds of the offering are insufficient, the Company will be required to pay the obligation out of cash from operations, proceeds from the sale of the shares held as collateral, or the proceeds of another debt or equity financing, strategic alliance, or a joint venture.

     Of the balance of the anticipated cost of the new brewery (approximately $1.26 million for a 60,000 bbl. brewery and $1.76 million for a 75,000 bbl. brewery), a portion has already been paid from operations, but Management expects most of the remainder to come from the proceeds of this offering, or if such proceeds are insufficient, vendor financing, future operations, other debt or equity financing, or a strategic alliance or joint venture.

     Debt to Equity Ratio. Upon completion of the new brewery, and after taking into account the sale of the maximum number of Shares offered by this Prospectus, Mendocino Brewing will have long-term debt and equipment financing commitments of at least $4.8 million. The exact amount to be financed will depend on the amount raised in this offering, the amount and type of any additional equipment purchased, and the extent to which the Company obtains debt or lease financing for additional equipment. On a pro forma basis, assuming that $4.8 million in long-term debt had been added as of June 30, 1996 to the Company's then existing long-term debt of $0.55 million, but without assuming the sale of any additional shares of Common Stock, the Company's ratio of long-term debt to shareholder's equity, which was actually 0.13 to 1 on June 30, 1996, would have been 1.10 to 1.

     Impact of Expansion on Cash Flow. Mendocino Brewing must make timely payment of its debt and lease commitment to continue in operation. Increased capacity will also place additional demands on the Company's working capital to fund increased purchases of supplies and pay the cost of additional production and administrative staff and additional sales and marketing staff and activities. There will be a lag between the time the Company must incur some or all of these costs and the time the Company generates revenue from sale of increased production. Working capital to fund these expenses will be provided by trade terms offered by suppliers and vendors, the proceeds of this offering, additional debt or equity from other sources, and/or deferral of certain expenses.

     Strategic Alliances and Joint Ventures. The rapid growth of the craft beer industry has been characterized in part by a variety of consolidations, strategic alliances, and joint ventures. Mendocino Brewing and its President, Michael Laybourn, are very visible within the craft brew segment because of the Company's place in the history of modern craft brewing, the distinctiveness of its Red Tail Ale label, and Mr. Laybourn's leadership positions in industry trade groups. See "Management." From time to time Mendocino Brewing has received indications of interest in forming a strategic alliance, joint venture, or other relationship. To date, only one such proposal evolved beyond a term sheet before the Company withdrew from negotiations. The Company is, however, carrying on discussions with certain parties that could result in a strategic alliance or joint venture. The Company's current goals in any such arrangement would be to obtain additional capital to expand the production capacity of the new brewery to 200,000 bbl per year, to enter into an arrangement for sharing the expanded brewery to provide optimal utilization of overhead and thereby reduce unit costs, and to access additional channels of domestic and/or international distribution. Creating additional value for shareholders is an important objective of these goals, but providing liquidity by way of a sale or merger is not. The Company offers no assurances or estimates of the possibility that the Company might enter into such a strategic alliance or joint venture at any time in the foreseeable future.

                                    BUSINESS

Overview
     Mendocino Brewing Company, Inc. brews Red Tail Ale along with five other ales, one stout, and one porter for the domestic craft beer market. A "craft beer" is a full-flavored beer brewed in the traditional style. Mendocino Brewing is one of the first of the modern craft brewers, and is considered to be an industry leader for its innovations. Mendocino Brewing's objective is to transform itself from the country's leading microbrewery (i.e., a brewery with annual capacity of less than 15,000 bbl. per year) to a major national craft brewer offering among the highest quality craft beers available anywhere in America.

     To accomplish this goal, Mendocino Brewing is building a new brewery in Ukiah, California (110 miles north of San Francisco), which Management presently expects to be completed in January or February of 1997. The new brewery will have an initial annual capacity of approximately 60,000 bbl., which is more than four times the Company's annual capacity from 1993 - 1995 of 13,600 bbl. Proceeds from this offering, if the maximum number of Shares is sold, will be used to further expand the new brewery's annual capacity to approximately 75,000 bbl., depending on the mix of products brewed. See "Use of Proceeds." Ultimately, the facility can expand to 200,000 bbl. per year.

Company Background
     Mendocino Brewing Company was originally formed in March 1983 as a California limited partnership (the "Partnership"). On January 1, 1994, the business was incorporated by transferring all of the Partnership's assets, including its name, to a newly formed California corporation in exchange for all of the Common and Preferred Stock of the corporation. The Partnership distributed these shares to its partners on January 3, 1994. As used hereafter, references to the "Company" and "Mendocino Brewing" include the business operations of the Partnership before its incorporation.

     Mendocino Brewing first bottled its flagship brand, Red Tail Ale, in December 1983. In February 1995, Mendocino Brewing completed a $3.6 million direct public offering at $6 per share. The Company purchased nine acres of land in Ukiah, California in 1995 and broke ground on the new brewery in September 1995. Seeking to maximize the production of the Hopland facility in the interim, the Company added an additional bottling tank in the Fall of 1995, which permitted the Company to begin 24 hour brewing operations. This increased the annual capacity of the Hopland facility to 18,000 bbl., technically taking the Company out of the microbrewery category. The Company's products are sold in over 1,500 retail outlets in Northern California and in selected locations throughout the United States. See "Product Distribution."

     Mendocino Brewing is recognized as a leader in the craft brewing industry and enjoys a national and international reputation. The Company's distinctive and award winning Red Tail Ale label is frequently featured in calendars, posters, and literature concerning the craft beer industry. The Company enjoys good visibility within the industry as well, due in part to the leadership its officers have provided within various industry trade groups. See "Management."

Industry Overview
     Domestic Beer Market. According to Modern Brewery Age's 1995 Statistical Report, overall domestic beer sales in 1995 was 177 million bbl. (down 1.5% from 1994). A barrel equals approximately 13.78 cases of 331 twelve ounce bottles; 177 million bbl. is therefore the approximate equivalent of 58.5 billion twelve ounce bottles of beer.


     The U.S. beer market may be divided into five segments:

                                                                                           Representative Suggested
     Segment                    Est. Market Share               Top Brands                  Retail Price/6-pack
--------------------------------------------------------------------------------------------------------------------
Low-Priced             60.0%     Busch, Milwaukee's Best, Old Milwaukee                             $2.80
Premium                31.4%     Budweiser, Miller Lite, Bud Light, Coors Light                     $4.05
Super-Premium           1.2%     Michelob, Lowenbrau                                                $4.67
European Import         5.5%     Heineken, Guinness, Bass                                           $7.90
Domestic Craft          1.9%     Samuel Adams, Pete's, Sierra Nevada, Red Tail Ale             $5.99 to $6.99


     Domestic Craft Beer Segment. While overall beer sales have been basically flat for several years, domestic craft beer sales in 1995 were up 44% to 3.8 million bbl. and a 1.9% market share. Many industry analysts predict that craft beer sales will continue to increase until they achieve a market share of 5%-6% by the year 2000.

     Craft beers are characterized by their full-flavor and are usually produced along traditional European brewing styles. The majority of craft beers are ales, although some are malt lagers. Wheat beers and fruit flavored ales and lagers have enjoyed recent popularity among craft beer consumers.

Competition
     The craft beer category consists of:

     o Contract brews -- any style brew produced by one brewer for sale under the label of someone else who does not have a brewery or whose brewery does not have sufficient capacity .

     o Regional craft brews -- "hand-crafted" brews, primarily ales, sold under the label of the brewery that produced it.

     o Microbrews -- "hand-crafted" brews, primarily ales, sold under the label of the brewery that produced it, if the capacity of the brewery does not exceed 15,000 bbl. per year.

     o Large brewer craft- style brews -- a brand brewed by a national brewer which may only imitate the style of a craft beer. These craft-style brews are often sold under the label of a brewery that does not exist or the label of a brewpub with no bottling capacity. The term "phantom brewery" is sometimes used to describe such brands.

     o Brewpub brews -- "hand-crafted" brews produced for sale and consumption at the brewery, which is normally connected with a restaurant/saloon. Brewpub brews are not normally sold for off-site consumption in significant quantities.

     Mendocino Brewing competes against all of the above brewers primarily on the basis of product quality and image.

     Of the approximately 3.7 million bbl. of craft beer produced in America in 1995, contract brews (led by Samuel Adams Boston Lager, Pete's Wicked Ale, and their respective related brands) accounted for approximately 1.5 million bbl., or 41% of the total; regional craft brands (led by Sierra Nevada, Redhook, Pyramid (Hart Brewing, Inc.), Anchor, and Full Sail) represented approximately
1.25 million bbl., or 34% of the total; and microbrews (led by Red Tail Ale) represented approximately 910,000 bbl., or 25% of the total. Mendocino Brewing's annual capacity grew slightly beyond 15,000 bbl. to 18,000 bbl. in 1995, and technically ceased to be a microbrew at that time.


---------------------------------------------------------------------------------------------------------------
                                      1994 & 1995 Domestic Craft Beer Market
                                                                    1994                        1995
           Largest Craft Brewers in Mendocino              Total Sales      Annual      Total Sales     Annual
           Brewing's Primary & Target Markets             (x 1,000 bbl.)    Growth    (x 1,000 bbl.)    Growth
  -----------------------------------------------------   --------------    ------    --------------    ------
    1.   Boston Beer Co. (Boston, MA)                          700            56%           961           37%
    2.   Pete's Brewing Co. (Palo Alto, CA)                    182            43            348           91
    3.   Sierra Nevada Brewing Co. (Chico, CA)                 156            50            205           31
    4.   Redhook Ale Brewery (Seattle, WA)                      94            27            159           69
    5.   Hart Brewing Co. (Kalma, WA)                           72           118            123           71
    6.   Anchor Brewing Co. (S.F., CA)                         103            12            104            1
    7.   Full Sail Brewing Co. (Hood River, OR)                 53            39             71           36
    8.   Widmer Brewing Co. (Portland, OR)                      50            25             70           40
    9.   Portland Brewing Co. (Portland, OR)                    34           N/A             62           82
   10.   Bridgeport Brewing Co. (Portland, OR)                  18            12            N/A          N/A
   11.   Mendocino Brewing Co. (Hopland, CA)                    13             4             14            8
         Remaining Domestic Craft Brewers (approx. 800)      1,154           N/A          1,663           44
                                                             -----           ---          -----          ---
     Total Domestic Specialty Segment Production             2,629           N/A          3,780           44%
---------------------------------------------------------------------------------------------------------------

     Source:  Modern Brewery Age

Products
     Mendocino Brewing brews three ales and a stout year-round, three seasonal ales, and a seasonal porter:

     o RED TAIL ALE, a full flavored amber ale, is the flagship brand of Mendocino Brewing.

     o BLUE HERON PALE ALE is a golden ale with a full body and a distinctive hop character.

     o BLACK HAWK STOUT is the fullest in flavor and body of the Company's brews.

     o    EYE OF THE HAWK SELECT ALE is a high gravity deep amber summer ale.

     o YULETIDE PORTER is a deep brown Holiday brew with a traditionally rich, creamy flavor.

     o PEREGRINE PALE ALE is brewed year-round with a more delicate flavor and character.

     o SPRINGTIDE ALE is brewed around St. Patrick's Day and appears as a fresh, flowery, spicy golden ale.

     o FROLIC SHIPWRECK ALE 1850, a Scottish-style ale brewed around July, was introduced in 1994 as an annual fund-raiser at the request of the Mendocino County Museum to commemorate the wreck of the clipper ship Frolic, with its cargo of Scottish ale, on the Mendocino coast in 1850. Salvage efforts were abandoned when workers, upon sighting the previously unreported big trees of Mendocino County, launched the timber industry which has characterized the area ever since.

     Mendocino Brewing uses an ale yeast strain that was first introduced at New Albion Brewing Co. in the late 1970s. Management knows of no other brewery that ferments its beer with this particular strain of yeast, which is no longer available commercially elsewhere. Mendocino Brewing is among a minority of brewers who use whole hop flowers instead of processed hop pellets in their brewing processes. This technique contributes to the distinctive characteristics of the brews. The Company adds active fermenting beer (Krausen) after the beer is bottled, which produces a pleasant amount of natural carbonation. The thin layer of brewer's yeast in the bottom of the bottle is a natural characteristic of bottle conditioned ale.

     Mendocino Brewing's distinctive brews have been very well received in the market and within the industry. Eye of the Hawk Select Ale won a gold medal at the 1991 Great American Beer Festival after winning a silver in 1990, and also won a bronze in 1992. Blue Heron Pale Ale also won a bronze medal at the 1991 Great American Beer Festival.

The Hopland Brewery Brewpub and Merchandise Store
     To date, Mendocino Brewing's major marketing tool has been the Hopland Brewery. Located on a major tourist route in Hopland, California, 100 miles north of San Francisco, the Hopland Brewery, which opened in 1983, was the first brewpub to open in California and the second in the United States since the repeal of Prohibition.

     The brewpub is housed in a 100 year-old brick building that was once known as the Hop Vine Saloon. The inside walls are trimmed with the original turn-of-the-century ornamental stamped tin. Works of local artists are featured on a rotating basis. The bar is hand-crafted early California style blond oak and brass that complements the tradition of the tavern and the Company's brews. The pub includes a dart room and a stage. Patrons can view the brewing process through windows in the adjoining brewhouse. An outdoor Beer Garden includes a shaded grape arbor, flowers, trellised hops in the summer, picnic tables, and a sandbox for the kids.

     Beverages served include Red Tail Ale, Blue Heron Pale Ale, Black Hawk Stout, Peregrine Pale Ale, and a seasonal brew on tap, along with local wines, Hopland Seltzer Water, local apple juice, and soft drinks. The brewpub also features hand pumped cask conditioned ales. The menu features home-style cooking, spicy beer sausages, legendary hamburgers, Red Tail chili, fresh salads, snacks, vegetarian entrees, and daily specials at moderate prices. The brewpub operates days and evenings, with live music on Saturdays and for special events, such as the Company's annual Anniversary Party in August and its Oktoberfest in October.

     The adjacent Merchandise Store sells off-sale packages of the Company's brews (including gift packs) and merchandise such as hand-screened label T-shirts, posters, engraved pint glasses and mugs, logo caps, books about brewing, gift packs, and other brewery-related gifts.

     Management plans to continue bottling operations at the Hopland facility until the Company can no longer keep up with demand, and will then transfer the bottling operations to the Ukiah facility. The Company will continue to operate the Hopland facility to provide special occasion draft beers for the brewpub; to research, develop, and test-market new craft brews; and as a brewing education and training site.

Strategy
     Mendocino Brewing's objective is to transform itself from the country's leading microbrewery to a nationally known and respected craft brewer that offers among the highest quality craft beers available anywhere in America. Management believes that the continued growth in the domestic craft beer segment (see "-- Industry Overview") has given rise to a qualitative shift in the public's awareness of craft beers, and that this shift now gives the Company an opportunity to enter new markets at a time when many consumers are discovering craft brews for the first time. Increasing capacity by building a new brewery has been a necessary step in achieving this objective. Management believes that an equally important step is to position Mendocino Brewing's products as offering superior quality with very high perceived value and distinctive brand images, even when compared with other craft brews. Management plans to accomplish this objective by making the Company's most popular brews available in 12 oz. six packs and draft, increasing the Company's brand development efforts, and entering new geographic markets.

New Product Offerings
     Until recently, Mendocino Brewing's capacity limitations and marketing considerations dictated that the bulk of the Company's production be Red Tail Ale in 12 oz. six packs. Draft beer has been limited to production for sale at the Hopland Brewery, and other brews, such as Blue Heron Pale Ale, Black Hawk Stout, Eye of the Hawk Special Ale, Yuletide Porter, and Frolic Shipwreck Ale 1850 have been available only in limited quantities of 750 ml or 22 oz. bottles. A key element of the Company's strategy is to make more of its products available in 12 oz. six-packs and draft. The new products are:

     o Blue Heron Pale Ale. Blue Heron Pale Ale is now available at selected retail outlets in 12 oz. six packs. The bottles and carrier pack feature a colorful new label depicting a blue heron in flight over a river valley. The design has already won awards for graphics and packaging, including a Northern California Addy.

     o Black Hawk Stout 12 oz. six-packs. Management plans to introduce Black Hawk Stout in 12 oz. six following completion of its new label development, which Management expects to occur in 1997. This forward looking statement is subject to risks and uncertainties. Among other things, the task of completing the new brewery may divert Management's attention from matters such as label development. The speed with which new Black Hawk Stout labels are developed will also depend, in part, on the amount of proceeds raised in this offering. The Black Hawk Stout label presently consists of the basic Mendocino Brewing Company logo with the words BLACK HAWK STOUT and is distributed in 22 oz. bottles in limited quantities.

     o Draft brews in half barrel. kegs. Management presently intends to make draft production of Red Tail Ale, Blue Heron Pale Ale, Black Hawk Stout, and Peregrine Pale Ale in half barrel kegs the first priority of the new brewery. Historically in the beer industry, introducing draft products into restaurants and other establishments has driven bottle sales which in turn increased demand for draft products in locations not served. The Company is designing special tap handles and other marketing materials for its draft products. These forward looking statements are subject to risks and uncertainty. Among other things, there is no assurance that sale of the Company's brews will help it achieve the critical mass that Management seeks.

Brand Development
     Management believes that consumers of the Company's brews are like the typical craft beer consumer described in the H.C. Wainwright & Co. industry report of October 12, 1995. According to this report, the typical craft beer consumer is interested in "upscale and diversified" products with a "distinctive brand image" and "full flavored taste." Craft beer consumers also tend to be consumers of gourmet coffees, fine wines, all-natural products, and other "affordable luxuries." A survey conducted by ICR of Media, PA found that the following percentages of people had tried a craft beer:

        *  25% of all U.S. beer drinkers
        *  23% of women beer drinkers
        *  26% of male beer drinkers

        *  51% of people with annual incomes of $75,000 +
        *  (Greater Than) 50% of college educated people
        *  38% of adults 25-34 years old
        *  10% of adults 45 years and older

        *  32% of beer drinkers in the Northeast
        *  28% of beer drinkers in the West
        *  26% of beer drinkers in the Midwest
        *  17% of beer drinkers in the South

     One of the ways Mendocino Brewing projects its quality and corporate values to consumers is through its Red Tail Ale, Eye of the Hawk Special Ale, and Blue Heron Pale Ale labels. The Company has used nationally-known wildlife artists including Randy Johnson and Lee Jayred for its label designs. In 1990, Mendocino Brewing received the Paperboard Packaging Council's Silver Award for Excellence in Packaging and Award for Excellence in Graphic Design and a Northern California Addy Award for its Red Tail Ale packaging. This year, the Company received a Northern California Addy Award for its Blue Heron Pale Ale packaging. It is Management's experience that distributors and retailers realize the importance of superior packaging graphics and appreciate the Company's offerings for that reason.

     Management believes that the Red Tail Ale label successfully communicates the value of Mendocino Brewing's products with the label's respectful depiction of a red tail hawk flaring its wings as it prepares to land with clusters of hops and barley in its talons. The illustrations Mendocino Brewing uses with its Eye of the Hawk Select Ale and Blue Heron Pale Ale labels are intended to evoke similar responses, as will be the illustrations for Black Hawk Stout and Peregrine Pale Ale when introduced.

     The popularity of Mendocino Brewing's logos and trademarks is evidenced by the success of the merchandise store at the Hopland Brewery and also by the success of the merchandise catalogue the Company introduced in 1994. As part of its marketing efforts, therefore, the Company intends to implement a brand marketing development program that will emphasize:

     o Point-of-sale promotional materials including brochures, signage, table tents, coasters, tap handles, and glassware.

     o    Clothing (caps, T-shirts, polo shirts, sweatshirts, etc.).

     o Signage for distributor trucks to create "moving billboards." Mendocino Brewing's emphasis on separate, distinctive illustrations for its various brands enables it to produce a variety of images to create consumer interest.

     o World Wide Web Page. Mendocino Brewing's web page is located at http://mendobrew.com and features information about the Company and the Hopland Brewery brewpub, the Company's brewing process, the Company's brands, the Hopland area, Company merchandise, and shareholder information. The web page address is featured prominently on Company marketing materials.

     o Continued use of the Brewsletter beyond its current mailing list of 12,000. The Brewsletter is a newsletter Mendocino Brewing publishes and distributes to educate subscribers about the brewing industry and the Company's products and to promote the Company's image and corporate values.

     o Strong visual presence at beer shows and tasting competitions, including the Great America Beer Festival in Denver, the Portland Brewers Festival, and the KQED Beer Festival in San Francisco.

Regional Expansion
     Mendocino Brewing's goal is to become a nationally known and respected craft brewer. In addition to California, the Company's products are distributed in limited quantities in the metropolitan areas of Washington D.C., Boston, Seattle, Phoenix, Chicago, Milwaukee, New York, Atlanta, and North Carolina, and throughout Texas, Oregon and Colorado at selected accounts. The Company plans to add distributors in New Jersey, Maryland, Virginia, and the metropolitan areas of Minneapolis/St. Paul and Philadelphia in the near future. Increased production will make it possible for the Company to sell greater quantities of its products in these and other locations. Northern California is the Company's most important market, and Management anticipates that it will remain so for the foreseeable future. The Company's two largest distributors, Bay Area Distributing (San Francisco and the East San Francisco Bay Area) and Golden Gate Distributing (Sonoma and Marin Counties) accounted for 21% and 19%, respectively, of the Company's wholesale distribution in 1995. The percentage of the Company's sales for which these distributors have accounted has decreased, and will continue to decrease, as the Company adds new distributors and supplies them with more product.

Pricing Strategy
     Mendocino Brewing's products are priced at or near the top of the market and have been for several years. Recently, in anticipation of substantially increased production, the Company reduced its suggested retail price for a six-pack of Red Tail Ale from $7.43 to $6.99. The Company has noticed that the price range of 12 oz six packs of the major craft brew brands has narrowed in the last two years and appears to be converging on $6.50 per six pack, with no major craft brew brands at less than $6.45 per six pack. Management believes that the Company's products will continue to command prices that will be on at least a par with other major regional craft brewers. These forward looking statements are subject to risks and uncertainties. Retail prices are subject to many factors most of which are beyond the control of the Company. These factors include general economic conditions, competition and consolidation, and ability to anticipate and respond to evolving consumer preferences and attitudes toward adult beverages. Management anticipates that the Company will periodically give temporary price reductions through special promotions in response to market conditions. Frequent price reductions can condition consumers to expect such reductions, which may increase or reduce overall unit sales depending on the circumstances.

Social Responsibility
     Part of Mendocino Brewing's mission is to be viewed as a community, regional, and national asset and as a positive example of how a business should be operated. Management believes that the Company's customers require products with high intrinsic value; that product quality alone is not sufficient; and that a product must distinguish itself from the competition with the values it communicates. These values include commitment to employees, community involvement, and environmental responsibility. Management attempts to instill these values in Company personnel and operations and to communicate to customers the commitment of the Company to act responsibly. The Company encourages employees and distributors to share ownership and mission with Management as well as a sense of pride in the Company's products. Although part of the Company's strategy is to grow through expanded production and sales, it promotes its brews as beverages of moderation whose distinctive taste and high quality give the consumer satisfaction.

New Brewery
     Mendocino Brewing is building a 62,000 sq. ft. custom designed turn-key brewery on nine acres of land in Ukiah, California, approximately 10 miles north of the original brewery. The facility was approximately 70% complete in September 1996. The facility is planned to feature new fermenting tanks, kegs, and packaging and other miscellaneous equipment to be installed with the Company's existing bottling line. Certain features of the new brewery have been specially designed for the Company's brewing methods, such as equipment for using whole hops and designated space for bottle conditioning. The facility will initially open with an annual capacity of 60,000 bbl. per year. The Company had originally planned a 50,000 bbl. facility, but was able to take advantage of certain economies by revising its plans to 60,000 bbl. per year (20% greater than originally planned). The facility has been designed to allow for expansion in stages up to a maximum capacity of 200,000 bbl. per year (54% greater than originally planned). The Company also elected to construct an extensive water treatment facility as part of its commitment to the environment and to reduce the over-all cost of disposing of its waste water. Management expects the sale of the maximum number of Shares offered by this Prospectus will be sufficient to permit the Company to purchase additional equipment to increase the plant's annual capacity to approximately 75,000 bbl., depending on the products brewed.

     Mendocino Brewing anticipates that it may have to cease production for approximately two weeks to move its bottling equipment from Hopland to the Ukiah facility. The Company intends to build up sufficient inventory of bottled product to maintain its then existing sales levels during the transition. These forward looking statements are subject to risks and uncertainties. The time required to relocate the bottling equipment could be subject to several factors, including problems or delays in disassembling, moving, reassembling, installing, and integrating the equipment. If the hiatus between shut down and re-start is extended, or if the build-up of inventory is inadequate for that or any other reason, the Company could find itself unable to meet demand, which could have an adverse effect on the Company's goodwill. If the inventory is built up too much, there is a possibility that the Company will not be able to sell the entire inventory before the end of its shelf-life of 90 days, although inventory rotation will reduce such a possibility.

Product Distribution
     Mendocino Brewing's beers are sold through distributors to consumers in bottles at supermarkets, warehouse stores, liquor stores, taverns and bars, restaurants, and convenience stores. As production capacity expands, the Company intends to make its brews available in draft form and may add additional kinds of outlets, such as sporting events. The Company's products are delivered to retail outlets by independent distributors whose principal business is the distribution of beer and in some cases other alcoholic beverages, and who typically also distribute one or more national beer brands. The Company, together with its distributors, markets its products to retail outlets and relies on its distributors to provide regular deliveries, to maintain retail shelf space, and to oversee timely rotation of inventory. The Company also offers its products directly to consumers at the Hopland Brewery. Of the Company's total sales for 1995, 74% (87% of total beer sales) constituted sales to independent distributors and 11% (13% of total beer sales) constituted sales at the Hopland Brewery brewpub and merchandise store. Beer sales (wholesale and retail combined) constituted 85% of the Company's total sales in 1995, with food and merchandise retail and catalogue sales constituting the balance. As the Company's production capacity increases, Management expects sales to independent distributors to increase materially as a percentage of total sales.

Suppliers
     The Company's major suppliers are Great Western Malting Co., Yakima, Washington (malt); John I. Haas, Co., New York, New York (hops); and California Glass Company, Oakland, California and Vitro Packaging, Inc., Dallas, Texas (bottles). The City of Ukiah will supply power and water to the new brewery.

Employees
     As of September 30, 1996, the Company employed 43 full-time and 42 part-time individuals including 10 in management and administration, 25 in brewing operations, and 50 in retail and brewpub operations. Upon the completion of its expansion, Management expects the Company to increase four current employees to full-time status and to hire five additional management and administrative employees, three marketing employees and five employees in operations. Management believes that the Company's relations with its employees is excellent. None of its work force is unionized. The Company has agreed with the City of Ukiah that for two years it will give preference in its hiring to residents of Mendocino County.

Properties/Facilities
     The Company currently leases a 15,500 square foot building in Hopland. The lease expires on September 1, 2004. Additionally, the Company leases a 4,000 sq. ft. portion of a warehouse, located approximately two miles from the Hopland facility. The Company owns nine acres of land in Ukiah, California on which the Company has begun construction of its new brewery.

Patents and Trademarks

     The Company has federal trademark registrations of the word marks MENDOCINO BREWING COMPANY (Reg. No. 1,785,745), BLUE HERON (Reg. No. 1,820,076), PEREGRINE PALE ALE (Reg. No. 1,667,796), EYE OF THE HAWK SELECT ALE (Reg. No. 1,673,594), BLACK HAWK STOUT (Reg. No. 1,791,807), YULETIDE PORTER (Reg. No. 1,666,891), and BREWSLETTER (Reg. No. 1,768,639). The Company's registration for the word mark RED TALE ALE (Reg. No. 1,575,386) became subject to automatic cancellation on January 2, 1996. The Company has pending a special application for a new registration of that mark. In addition, the Company has pending applications for registration of its Blue Heron Pale Ale design (Serial No. 74/734782), its Eye of the Hawk Anniversary Ale design (Serial No. 74/734781), its Eye of the Hawk Select Ale design (Serial No. 74/734784), its Red Tail Ale design (Serial No. 74/734783), and its FROLIC SHIPWRECK ALE 1850 word mark and design (Serial No. 75/019,867). The bird design marks were published for opposition on August 6, 1996.

     The registration of the word mark BLUE HERON is a concurrent use registration which gives the Company the exclusive right to use the word mark BLUE HERON throughout the United States with the exception of Oregon, Idaho, Washington, and Montana. BridgePort Brewing Company, the other concurrent owner, has the exclusive right to use the word mark BLUE HERON in those states. The BridgePort Pale Ale label used in other states depicts a blue heron wading in a marsh although the words BLUE HERON do not appear.

     Mendocino Brewing's use of the word mark BLACK HAWK STOUT is, by agreement with Hiram Walker & Sons, Inc., subject to the restriction that it be used only in conjunction with the words "Mendocino Brewing Company".

     Mendocino Brewing does not consider its recipes, techniques, processes, or equipment to be proprietary or necessary to protect.

Legal Proceedings
     Mendocino Brewing is not currently involved in any material litigation or proceeding and is not aware of any material litigation or proceeding against it.

Government Regulation
     Mendocino Brewing is licensed to manufacture and sell beer by the California Department of Alcoholic Beverage Control ("ABC"). A "Small Beer Manufacturer's License" allows the Company to brew up to 1,000,000 bbl. per year, to conduct wholesale sales, and to sell beer and wine for consumption both on and off the premises. A federal permit from the Bureau of Alcohol, Tobacco, and Firearms ("BATF") allows the Company to manufacture fermented malt beverages. To keep these licenses and permits in force the Company must pay annual fees and submit timely production reports and excise tax returns. Prompt notice of any changes in the operations, ownership, or company structure must also be made to these regulatory agencies. BATF must also approve all product labels, which must include an alcohol use warning. These agencies require that individuals owning equity securities in aggregate of 10% or more in the Company be investigated as to their suitability.

     Taxation of alcohol has increased significantly in recent years. Currently, the Federal tax rate is $7.00 per bbl. for up to 60,000 bbl. per year and $18.00 per bbl. for over 60,000 bbl. The California tax rate is $6.20 per bbl.

     The Hopland Brewery's brewpub is regulated by the Mendocino County Health Department, which requires an annual permit and conducts spot inspections to monitor compliance with applicable health codes.

     The Company's production operations must also comply with the Occupational Safety and Health Administration's workplace safety and worker health regulations and applicable state laws thereunder. Management believes that the Company presently is in compliance with the aforementioned laws and regulations and has implemented its own voluntary safety program.

Environmental Regulation.
     The Company is subject to various federal, state, and local environmental laws which regulate the use, storage, handling, and disposal of various substances.

     The Company's waste products consist of water, spent grains and hops, and glass and cardboard. The Company has instituted a recycling program for its office paper, newspapers, magazines, glass, and cardboard at minimal cost to the Company. The Company pays approximately $1,000 per month in sewage fees relating to waste water from its Hopland facility. The Company gives its spent grain to local cattle ranchers, who pick up the spent grain at their expense. The Company has not purchased any special equipment and does not incur any identifiable fees in connection with its environmental compliance at its Hopland site.

     Management anticipates that Mendocino Brewing will continue its recycling program at the new brewery. Because of the increased quantities involved, Management expects the Company to sell the spent grain from the Ukiah location to ranchers and/or dairy farmers rather than give it away. The Company has built its own waste water treatment plant for the Ukiah facility. As a consequence, the Company will not be required to incur sewer hook-up fees at that location. If the Company's discharge exceeds 55,000 gallons per day, which Management does not expect to occur until annual capacity exceeds 100,000 bbl., the Company will be required to pay additional fees. The estimated cost of the waste water treatment facility is approximately $900,000, and the estimated cost of operating the plant is between $6,000 and $10,000 per month. The cost may increase with increased production. The Company is exploring various methods of recycling treated waste water and could realize some revenue from doing so. The Company has contracted to have the liquid sediment that remains from the treated waste water to be trucked to a local composting facility for essentially the cost of transportation. A Mendocino County Air Quality Control Permit will be required to operate the natural gas fired boiler at the new facility.

     The Company has not received any notice from any governmental agency that it is a potentially responsible person under any environmental law.

Research and Development
     The Company did not engage in material research and development activities in 1994. In 1995 the Company began research into low-alcohol and non-alcoholic ale and will continue to explore these and other new products. The Company intends to use its original brewing facility at the Hopland Brewery to develop and test market new brews after completion of the new facility.

Qualified Small Business Issuer
     Federal and California tax laws provide a 50% exclusion of any gain from the sale of "qualified small business stock." For the Shares offered by this Prospectus to qualify for the exclusion, several tests must be met. For instance, the Shares must be purchased directly from the Company, not in any later trading market, and the Shares must be held for at least five years.

     A "qualified small business" must not have more than $50 million in assets, at least 80% of which are used in a qualified trade or business throughout the holding period. A "qualified trade or business" does not include "operating a hotel, motel, restaurant, or similar business." It is uncertain whether the Company's operation of the Hopland Brewery currently prevents it from meeting the definition of "qualified small business", as the brewing equipment in Hopland is presently used in both wholesale and retail operations. Management believes, after consulting with its accountants, that completing the new brewery will reduce the assets of the Company used in the operation of the brewpub to well below 20%, but Management does not intend to request any opinions or rulings on this issue at the present time.

     The Company intends to submit reports if and to the extent any are required under the law to make the 50% exclusion from capital gains available. There are limitations on the persons who may use any exclusion. Prospective investors should consult their own tax advisors concerning the possible applicability of these exclusions.

                                   MANAGEMENT

Executive Officers, Directors, and Significant Employees
     The executive officers, directors, and significant employees of the Company, and their ages as of June 30, 1996, are as follows:


     Name                             Age      Position
     ----------------------           ---      ----------------------------------------------------------------
     H. Michael Laybourn              58       Chief Executive Officer, President, and Chairman of the Board
     Norman H. Franks                 49       Chief Financial Officer, Vice President, Treasurer, and Director
     Michael F. Lovett                49       Marketing Director, Secretary, and Director
     Eric G. Bradley*                 59       Director
     Daniel R. Moldenhauer*           62       Director
     John Scahill                     57       Facilities Manager
     Donald Barkley                   42       Master Brewer

----------
     *Member of the Compensation and Audit Committees

     H. Michael Laybourn, co-founder, has served as the Company's Chief Executive Officer and President since its inception in 1982. Mr. Laybourn was elected a director in November 1993 when the Company began the process of converting from a limited partnership to a corporation and Chairman of the Board in June 1994. Before co-founding Mendocino Brewing, Mr. Laybourn co-owned and operated Thunder Road Design and Construction. Mr. Laybourn is a Vice President of the California Small Brewers Association and Chairman of the Board of Directors of the Brewers Association of America. Mr. Laybourn holds a Bachelor of Fine Arts degree from Arizona State University.

     Norman H. Franks, co-founder, has served as the Company's Chief Financial Officer and Vice President since its inception in 1982. Mr. Franks was elected a director in November 1993 when the Company began the process of converting from a limited partnership to a corporation. Before co-founding Mendocino Brewing, Mr. Franks co-owned and operated Thunder Road Design and Construction. Mr. Franks holds a B.S. degree in mechanical engineering from the University of California, Berkeley.

     Michael F. Lovett joined the Company in 1983 as Assistant Master Brewer and became Marketing Director in 1987, serving since that time under that or other titles. Mr. Lovett was elected a director in November 1993 when the Company began the process of converting from a limited partnership to a corporation and was appointed Secretary in June 1994. Between 1980 and 1983, Mr. Lovett was Vice President Quality Control of New Albion Brewing Co. From 1976 to 1980, Mr. Lovett was Production Superintendent at Farm Foods in San Francisco. He is the immediate past Membership Chairman and a past Technical Chairman of the Master Brewers Association of the Americas. Mr. Lovett holds a B.A. degree in Psychology from San Francisco State College.

     Eric G. Bradley became a director in June 1994. Mr. Bradley has been a business and financial consultant since 1988. For the preceding 20 years, he was employed by Kaiser Aluminum & Chemical Corp., in positions rising from Division Controller to Business Manager. Mr. Bradley is a Fellow of the Institute of Chartered Accountants (UK) and a Certified Personal Financial Planner.

     Daniel R. Moldenhauer became a director in June 1994. Mr. Moldenhauer is a management consultant. He was president of Conex Products Inc. of Dublin, California from 1988 to 1990, a company formed from assets divested by Kaiser Aluminum & Chemical Corp. and later sold to Coleman Cable Systems. Mr. Moldenhauer served in several capacities with Kaiser Aluminum & Chemical Corp. from 1971 to 1988, most recently as general manager of a subsidiary.

     John Scahill, co-founder, has served as the Company's Facilities Manager since its inception. Before co-founding the Company Mr. Scahill was a self-employed rancher. Mr. Scahill has a background in construction and counseling and holds a B.S. degree in sociology from the University of California, Berkeley.

     Donald Barkley joined the Company in 1983 as Master Brewer. Immediately before joining the Company, Mr. Barkley was the Head Brewer and Plant Manager at New Albion Brewing Co. from 1981 to 1983. Mr. Barkley joined New Albion Brewing Co. in 1978 and held several positions. In 1993 Mr. Barkley was the President and representative to the national board of governors of the Master Brewers Association of the Americas District, Northern California District. Mr. Barkley holds a B.S. degree in fermentation science from the University of California, Davis.

Indemnification of Officers and Directors
     The Articles of Incorporation of the Company provide for the indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the California Corporations Code except in circumstances where the person is making a claim against the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Director Term of Office
     Directors are elected at each annual meeting of shareholders to server until their successors are elected and qualified at the next annual meeting of shareholders.

Director Compensation
     The Company's inside directors do not receive any cash compensation for their service on the Board of Directors. Outside directors receive $600 per meeting. No additional fees are paid for attending Compensation or Audit Committee meetings. Directors may be compensated for certain expenses in connection with their attendance at Board meetings. Since July 1996, Director Daniel R. Moldenhauer has acted as a project management consultant for the Company with respect to its ongoing construction project.

Executive Compensation
     The following table sets forth, for the fiscal years ended December 31, 1994 and December 31, 1995, annual compensation, including salary, bonuses, and certain other compensation, paid by the Company to the Company's Chief Executive Officer, Chief Financial Officer, and to all executive officers as a group. None of the Company's other executive officers' total compensation exceeded $100,000 for fiscal 1995.
                                                Annual Compensation
                                       Fiscal   -------------------  All Other
Name and Principal Position             Year     Salary     Bonus  Compensation*
---------------------------             ----     ------     -----  -------------
H. Michael Laybourn ...............     1994     $59,520   $24,780   $13,529
     Chief Executive Officer ......     1995      89,016    22,255     9,804

Norman H. Franks ..................     1994     $56,016   $18,884   $13,228
     Chief Financial Officer ......     1995      79,008    23,702     5,835

-----------
* Includes an allowance for health insurance, life insurance, disability insurance, and participation in the Company's profit sharing retirement plan (annual discretionary contributions by the Company of up to 15% of gross compensation).

Employment Agreements and Change in Control Arrangements
     The Company has entered into employment agreements with its President, Chief Financial Officer, and Marketing Director. The agreements call for minimum annual base salary of $89,000, $79,000, and $55,000 respectively. The agreements provide for bonus awards of a percentage of their respective base salaries upon the satisfaction of performance objectives established by the Compensation Committee (subject to the inherent oversight powers of the Board) and approved by the employee. The agreements specify that the performance objectives must be reasonably attainable, must not be probable of attainment without significant effort, and must reflect or indicate that value has been created for the shareholders. The Compensation Committee may award a bonus regardless of whether previously specified objectives are realized if, as a result of an employee's efforts or leadership, the Company has achieved other goals that reflect or indicate that value has been created for the shareholders.

     The agreements also award options to purchase up to 20,000, 20,000, and 10,000 shares of Company Common Stock pursuant to the Company's 1994 Stock
Option Plan at exercise prices of $9.2125, $9.2125, and $8.375 per share, respectively. The options vest in equal monthly increments over five years. The option agreements have terms of 5 years, 5 years, and 10 years, respectively.

     The agreements do not provide for any benefits as a result of resignation or retirement. The Board of Directors has discussed the subject of, and might in the future grant, retirement benefits to Mendocino Brewing's founders in addition to their participation in the Company's profit sharing plan.

     The agreements provide for severance benefits in the form of 36, 36, and 18 months of salary continuation if the Company actually or constructively terminates the employee's employment without cause as defined in the agreement. If the actual or constructive termination occurs within one year after a change in control as defined in the agreement, the agreements provide for an additional lump sum benefit of up to $500,000, $500,000, and $250,000 respectively. Any amount payable pursuant to these severance provisions will be deferred indefinitely and without interest to the extent the amount would otherwise constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code. Amounts so deferred may be paid at such time in the future, if any, that no portion of the payment will be considered an excess parachute payment.


                              CERTAIN TRANSACTIONS

     There have been no transactions during the last two years, and there are now, no proposed transactions involving more than $60,000 between the Company and any executive officer, director, nominee, 5% beneficial owner of any class of the Company's securities, or member of the immediate family of any of the foregoing persons, in which one or the foregoing individuals or entities had a material interest, except as follows:

     On October 11, 1996, the Company granted President Michael Laybourn a 5-year option to purchase 12,500 shares of Common Stock of the Company at an exercise price of $8.80 per share in recognition of the Mr. Laybourn's personal guaranty of the equipment lease with FINOVA Capital Corporation described in
"Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Mr. Laybourn's guaranty automatically terminates when FINOVA makes the final payment for the purchase price of the equipment to the manufacturer following certification by an independent engineer acceptable to FINOVA that the equipment is fully installed, accepted, and fully operational.

     The Company has entered into written employment agreements with its President, Chief Financial Officer, and Marketing Director as described in "Management -- Employment Agreements and Change in Control Arrangements."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock and Series A
Preferred Stock as of June 30, 1996, and as adjusted to reflect the sale of the Shares offered by this Prospectus, for (a) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock or Series A Preferred Stock; (b) each director; and (c) all directors and executive officers of the Company as a group. Except as otherwise noted, Management believes that the beneficial owners of the Common Stock and Series A Preferred
Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


COMMON STOCK:
                                                                                           Percentage of Shares Outstanding(1)
                    Directors, Executive Officers,             Shares Beneficially         Before Offering       Maximum Sold
                         and 5% Shareholders                         Owned                2,322,222 shares     2,922,222 shares
                    ------------------------------              ---------------           ----------------     ----------------
    H. Michael Laybourn* ......................................     272,367                     11.73%              9.32%
    Norman H. Franks*(2)+ .....................................     244,428                     10.53%              8.36%
    Michael F. Lovett*(3) .....................................     101,559                      4.37%              3.48%
    Eric G. Bradley ...........................................       1,000                      0.04%              0.03%
      1056 Park Lane, Piedmont, CA 94610
    Daniel R. Moldenhauer .....................................         500                      0.02%              0.02%
      662 St. Ives Court
      Walnut Creek, CA 94598
    John Scahill* .............................................     248,809                     10.71%              8.51%
    All directors and executive
      officers as a group (5 persons) .........................     619,938                     26.70%             21.21%

SERIES A PREFERRED STOCK:

    Directors, Executive Officers,                               Shares Beneficially                   Percentage of
          and 5% Shareholders                                          Owned                       Shares Outstanding
    -------------------------------                              -----------------                 ------------------
    H. Michael Laybourn........................................        6,100                              2.68%
    All directors and executive
      officers as a group (five persons) ......................        6,100                              2.68%

    * c/o Mendocino Brewing Company, Inc.
      13351 Hwy. 101 South
      Hopland, CA  95449-0400

-----------------
(1) Does not include 300,000 shares issued to BDM Construction Co., Inc. ("BDM") as security for the payment of up to $900,000 owed or to be owed to BDM for general contractor services in connection with the new brewery. The 300,000 shares will be canceled if the Company timely pays the amounts owed to BDM. BDM is not entitled to retain the shares as payment for the obligation but must sell the shares in satisfaction of the debt in a commercially reasonable manner unless the Company agrees, after a default, to permit BDM to retain the shares. To the extent that any of the shares are not required to be sold to satisfy the obligation, they will be canceled. The obligation is also secured by a second priority security interest on the Company's Ukiah real estate, but BDM has agreed to exhaust its remedies against the 300,000 shares before proceeding against the real estate collateral. Although BDM presently has the power to vote the 300,000 shares, no shareholder votes are contemplated until after the due date of the obligation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(2) Does not include 145 shares owned by Mr. Franks's wife. Mr. Franks disclaims any beneficial ownership of shares held in the name of his wife.

(3) Mr. Lovett's shares are pledged to a commercial bank as security for a personal loan.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, without par value, and 2,000,000 shares of Preferred Stock, without par value, 227,600 of which are designated Series A Preferred Stock.

Common Stock
     At June 30, 1996, there were 2,322,222 shares of Common Stock outstanding and held of record by approximately 2,496 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The Company may pay dividends only at the times and extent declared by the Board of Directors, and with respect to the Common Stock if and only if the Company has paid an aggregate amount of $1.00 each on the Series A Preferred Stock. The Company may at any time declare and pay a dividend with respect to the Common Stock payable solely in Common Stock. Dividends are only payable out of assets legally available for that purpose. See "Dividend Policy." Upon liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of an aggregate amount of $1.00 each in dividends and liquidation proceeds on the Series A Preferred Stock. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the Shares offered by this Prospectus will upon completion of this offering be, fully paid and nonassessable.

Preferred Stock
     As of the date of this Prospectus, there are outstanding 227,600 shares of Series A Preferred Stock held of record by 43 shareholders. The Series A Preferred Stock is not convertible into Common Stock. The holders of Series A Preferred Stock have the right to receive cash dividends and/or liquidation proceeds equal in the aggregate to $1.00 per share Series A Preferred Stock before any cash dividends or liquidation proceeds may be paid on Common Stock or any other series of Preferred Stock. The Series A Preferred Stock does not entitle its holders to any voting rights, although the California Corporations Code requires that certain matters be approved by the share of each class, regardless of whether such shares otherwise have voting rights. When the entire dividend/liquidation preference has been paid, the Series A Preferred Stock will cease to be outstanding, and the Series A Preferred Stock will resume the status of authorized but unissued and undesignated Preferred Stock.

     The Board of Directors has the authority, without further action by the shareholders, to issue all or part of the remaining 1,772,400 shares of Preferred Stock in one or more series and to determine and alter the rights, preferences, privileges, and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, to fix the number of any series of Preferred Stock, and to set the designation of any series of Preferred Stock. Dividends do not cumulate, and do not accrue until declared by the Board of Directors. Except as otherwise required by law, Preferred Stock does not vote on any matter. The issuance of additional Preferred Stock could adversely affect the likelihood that holders of Common Stock will receive dividend payments and/or payments upon liquidation, and could have the effect of delaying, deferring, or preventing a change of control of the Company. The issuance of Preferred Stock with conversion rights may adversely affect the voting power of the holders of Common Stock. The Company has no present plan to issue any additional shares of Preferred Stock.

Registration Rights
     There are no agreements between current holders of Common Stock or Series A Preferred Stock and the Company obligating the Company to register such shares under the Securities Act except for the employment agreements between Mendocino Brewing and its President, Chief Financial Officer, Marketing Director, and certain other employees holding an aggregate of 968,577 shares of Common Stock. Under the terms of the agreements, the holders are entitled to include the Common Stock they own with any registration by the Company of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights who may acquire such rights in the future. The holders may also require the Company to file and use its best efforts to effect a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock. The holders may further require the Company to file registration statements on Form S-3 with respect to their shares at the Company's expense when such form becomes available for use to the

Company.   The  registration  rights  are  subject  to  certain  conditions  and limitations, including the right of any underwriters of an offering to limit the number of shares to be included in the registration.

Transfer Agent and Registrar
     The transfer agent and registrar for the Company's Common Stock is Boston EquiServe, 150 Royall Street, MS 45-02-63, Canton, MA 02021 (Telephone:
617-575-2804).

                        SHARES ELIGIBLE FOR FUTURE RESALE

     Upon completion of this offering, assuming that the maximum amount of Shares offered by this Prospectus is sold, the Company will have outstanding 2,922,222 shares of Common Stock.(1) Of these shares, approximately 1,020,697 shares will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The restrictions of Rule 144 on shares held by persons other than affiliates will expire completely on January 3, 1997.

     Approximately 1,701,525 of the shares of Common Stock outstanding prior to this offering are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder.(2) All such restricted securities are presently eligible for sale in the public market pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years, is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the then outstanding shares of Common Stock. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding the sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such shareholder's holding period for the purposes of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.


                              PLAN OF DISTRIBUTION

General
     The Company is offering up to 600,000 Shares of its Common Stock on a "best efforts" basis directly to the public. The minimum subscription is 100 Shares ($850.00). Shareholders of record as of October 25, 1996 ("Record Shareholders") have the first right to purchase the Shares, provided that the Company receives their properly completed subscription agreement and good funds for the purchase price no later than fifteen days after the effective date of this Prospectus. Thereafter, the Company will accept subscriptions for any remaining Shares from the general public, subject only to the 100 Share minimum investment. Subject to the priority of the Record Shareholders, subscriptions will be honored on a first come, first served basis until all 600,000 Shares are sold or until the Company terminates the offering. The offering is not contingent upon subscriptions for any minimum number of Shares.

     The Company has determined the public offering price of the Shares offered by this Prospectus. Among factors considered in determining the public offering price were the trading history of the Common Stock on the Pacific Stock Exchange, growth in the industry segment, Management's assessments of the results of operations and future prospects for the Company's business, and recent sales growth.

-----------

(1) This amount does not include the 300,000 shares of common stock issued to BDM Construction Co., Inc. as security for payment of certain of its fees. See "Management's Discussion and Analysis of Financial Condition and
     Results of Operations - Liquidity and Capital Resources" and Note 1 to "Principal Shareholders."

(2) This amount does not include the 300,000 shares of common stock issued to BDM Construction Co., Inc. as security for payment of certain of its fees. See Note 1 above.

     The Company will only effect offers and sales of Shares through its designated sales representative, Michael F. Lovett, who also serves as the Company's Marketing Director and Secretary and is a member of the Board of Directors. Mr. Lovett is not subject to any of the statutory disqualifications set forth in Section 3(a)(39) of the Exchange Act, nor is he an associated person (partner, officer, director, or employee) of a broker or dealer. In connection with the sale of the Shares offered by this Prospectus, Mr. Lovett will not receive, directly or indirectly, any commissions, remuneration, or any other compensation. Mr. Lovett has successfully passed the Series 63 -- Uniform Securities Agent State Law Examination and is registered as a "sales representative of the issuer" for this offering in those jurisdictions in which such registration is required.

Subscription Procedure
     The Shares are offered by the Company on a "best efforts" basis. The offering shall terminate upon the earlier of (a) the date on which all of the Shares have been sold; (b) __________________, unless such date is extended by the Company; or (c) the date on which the Company terminates the offering. To subscribe, investors must mail (a) the Subscription Agreement (or a photocopy thereof), properly completed and signed, (b) a check or money order payable to the order of "Mendocino Brewing Company, Inc." for the purchase price of $850.00 per share (minimum purchase 100 Shares), and (c) if the investor was a beneficial owner of shares of the Company's Common Stock held of record as of October 25, 1996 in the name of a nominee (i.e., a person other than the real owner, such as a stock broker), written evidence of such beneficial ownership, such as a copy of an account statement as of that date. Alternatively, the nominee may subscribe for Shares in the nominee's name. Subscription documents should be mailed or delivered to Mendocino Brewing Company, Inc., 13351 South Highway 101, PO Box 400, Hopland, CA 95449-0400. Investors should not include any other documents or correspondence. Since the number of Shares available is limited and subscriptions will be accepted on a first come, first served basis, with priority given to Record Shareholders, subscribers are advised to forward the Subscription Agreement, payment for the Shares, and evidence of beneficial ownership if required, as soon as possible.

Acceptance Procedure
     The Company will first process properly completed subscriptions received from Record Shareholders in the order in which they are received. Subscriptions from other persons will be held until 15 days after the effective date of this Prospectus. At that time, properly completed subscriptions received from such other persons will also be processed in the order in which they are received. Subscription Agreements received on the same date will be processed in the order in which they are opened. Subscriptions are irrevocable. Subscriptions that are not accepted for any reason will be returned without interest or any deduction for expenses. Subscriptions accompanied by an overpayment which are otherwise properly completed will be accepted and a check will be mailed to the subscriber for the amount of the overpayment. The Company will assess a $25 charge for any check that is returned by the bank.

     Upon acceptance of a subscription, the Company will forward to the subscriber a copy of the accepted subscription agreement and a copy of this Prospectus (unless the Subscription Agreement indicates that the subscriber has already received the final Prospectus or the subscriber elects to take delivery of the Prospectus electronically over the Internet). At the same time, the Company will forward an instruction to the transfer agent for the Shares, Boston EquiServe, to prepare and forward a stock certificate directly to the subscriber. Subscribers will not be deemed holders of the Shares purchased until the stock certificate has been issued.

     The Company reserves the right to terminate the offering at any time before the sale of all 600,000 Shares.


                                  LEGAL MATTERS

     The legality of the Shares of Common Stock being offered by this Prospectus will be passed upon for the Company by Enterprise Law Group, Inc., Menlo Park, California.


                                     EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, in reliance upon the authority of Moss Adams LLP as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has electronically filed a Registration Statement on Form SB-2 relating to the Shares offered by this Prospectus with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered by this Prospectus, potential investors should refer to the Registration Statement and its exhibits and schedules. The complete Registration Statement and all amendments thereto will be available for viewing and downloading without charge from the SEC's World Wide Web site located at http://www.sec.gov shortly after being filed. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. Copies of the Registration Statement and its amendments may also be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Commission's New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Commission's Chicago Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of the Registration Statement and its amendments may also be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.


                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

INDEPENDENT AUDITOR'S REPORT ..............................................   33

FINANCIAL STATEMENTS
Balance sheet .............................................................   34
Statements of income ......................................................   35
Statements of partners'/shareholders' equity ..............................   36
Statements of cash flows ..................................................   37
Notes to financial statements .............................................   38

Balance sheet (unaudited) .................................................   46
Statements of income (unaudited) ..........................................   47
Statements of cash flows (unaudited) ......................................   48
Notes to financial statements (unaudited) .................................   49

MOSS-ADAMS LLP
--------------------------------------------------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS


                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Board of Directors
Mendocino Brewing Company, Inc.


We have audited the accompanying balance sheets of Mendocino Brewing Company, Inc., as of December 31, 1995 and 1994, and the related statements of income, equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mendocino Brewing Company, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

                                                /s/ MOSS ADAMS LLP

Santa Rosa, California
January 26, 1996



A member of
Moores
Rowland
INTERNATIONAL

An association of independent
accounting firms throughout the world.

                         MENDOCINO BREWING COMPANY, INC.

                                 BALANCE SHEETS

                                                              December 31,
                                                         -----------------------
                                                           1995          1994
                                                           ----          ----
                                     ASSETS
CURRENT ASSETS
    Cash and cash equivalents ........................   $1,696,100   $2,900,800
    Accounts receivable ..............................      458,900      293,900
    Inventories ......................................      256,200      202,000
    Prepaid expenses .................................       47,100       13,500
    Deferred income taxes ............................       15,500       11,800
                                                         ----------   ----------
           Total current assets ......................    2,473,800    3,422,000
                                                         ----------   ----------

PROPERTY AND EQUIPMENT ...............................    3,954,100      301,000
                                                         ----------   ----------

OTHER ASSETS
    Label development costs, net of amortization .....       15,100       14,700
    Deferred offering costs ..........................         --         41,700
    Deposits and other assets ........................       71,000      254,600
    Deferred income taxes ............................         --          4,100
                                                         ----------   ----------
                                                             86,100      315,100
                                                         ----------   ----------

           Total assets ..............................   $6,514,000   $4,038,100
                                                         ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable .................................   $  105,700   $  144,700
    Accrued wages and related expense ................      129,800       84,200
    Accrued construction costs .......................    1,182,300         --
    Accrued profit sharing ...........................       30,000       45,000
    Accrued liabilities ..............................       22,300       20,600
    Income taxes payable .............................       34,200       12,400
    Current maturities of long-term debt .............       10,400        7,900
                                                         ----------   ----------
           Total current liabilities .................    1,514,700      314,800

LONG-TERM DEBT, less current maturities ..............      554,900         --

DEFERRED INCOME TAXES ................................       20,200         --
                                                         ----------   ----------
           Total liabilities .........................    2,089,800      314,800
                                                         ----------   ----------

COMMITMENTS ..........................................         --           --

STOCKHOLDERS' EQUITY
    Common stock, no par value; 20,000,000 shares,
        authorized 2,322,222 and 2,220,445 shares
        issued and outstanding .......................    3,869,600    3,342,400
    Preferred stock, Series A, no par value, with
        aggregate liquidation preference of $227,600,
        outstanding 227,600 shares authorized,
        issued and outstanding .......................      227,600      227,600
    Retained earnings ................................      327,000      153,300
                                                         ----------   ----------
           Total stockholders' equity ................    4,424,200    3,723,300
                                                         ----------   ----------

           Total liabilities and stockholders'
               equity ................................   $6,514,000   $4,038,100
                                                         ==========   ==========


                     The accompanying notes are an integral
                       part of these financial statements.

                         MENDOCINO BREWING COMPANY, INC.

                              STATEMENTS OF INCOME





                                                             Year Ended
                                                             December 31,
                                                    ----------------------------
                                                       1995             1994
                                                       ----             ----

Sales ..........................................    $ 3,735,100     $ 3,523,000

Less excise taxes ..............................        168,600         157,400
                                                    -----------     -----------

Net sales ......................................      3,566,500       3,365,600

Cost of goods sold .............................      1,846,500       1,840,900
                                                    -----------     -----------

Gross profit ...................................      1,720,000       1,524,700
                                                    -----------     -----------

Operating expenses
    Retail operating ...........................        649,200         594,300
    Marketing ..................................        277,800         247,100
    General and administrative .................        610,300         483,300
                                                    -----------     -----------

                                                      1,537,300       1,324,700
                                                    -----------     -----------

Income from operations .........................        182,700         200,000
                                                    -----------     -----------

Other income (expense)
    Interest income ............................        132,800          26,000
    Other income ...............................         14,800           3,000
    Interest expense ...........................         (3,700)         (4,200)
                                                    -----------     -----------

                                                        143,900          24,800
                                                    -----------     -----------

Income before income taxes .....................        326,600         224,800

Provision for income taxes .....................        152,900          71,500
                                                    -----------     -----------

Net income .....................................    $   173,700     $   153,300
                                                    ===========     ===========

Earnings per share .............................    $       .08     $       .08
                                                    ===========     ===========

Weighted average common shares outstanding .....      2,307,074       1,814,403
                                                    ===========     ===========

                     The accompanying notes are an integral
                       part of these financial statements.

                                                 MENDOCINO BREWING COMPANY, INC.

                                          STATEMENTS OF PARTNERS'/SHAREHOLDERS' EQUITY

                                              Years Ended December 31, 1995 and 1994

                                 Partnership Equity             Series A
                              -------------------------      Preferred Stock           Common Stock
                              Limited           General      ---------------         ------------------       Retained     Total
                              Partners         Partners     Shares     Amount        Shares      Amount       Earnings     Equity
                              --------         --------     ------     ------        ------      ------       --------     ------

Balance, December 31, 1993   $  776,200    $    7,700          --     $     --           --     $     --     $     --     $  783,900

Conversion of partnership
   units to stock as a
   result of incorporation     (776,200)       (7,700)      227,600      227,600    1,722,222      556,300         --           --

Issuance of common stock .         --            --            --           --        498,223    2,786,100         --      2,786,100

Net income ...............         --            --            --           --           --           --        153,300      153,300
                             ----------    ----------       -------   ----------    ---------   ----------   ----------   ----------

Balance, December 31, 1994         --            --         227,600      227,600    2,220,445    3,342,400      153,300    3,723,300

Issuance of common stock .         --            --            --           --        101,777      527,200         --        527,200

Net income ...............         --            --            --           --           --           --        173,700      173,700
                             ----------    ----------       -------   ----------    ---------   ----------   ----------   ----------

Balance, December 31, 1995   $     --      $     --         227,600   $  227,600    2,322,222   $3,869,600   $  327,000   $4,424,200
                             ==========    ==========       =======   ==========    =========   ==========   ==========   ==========

                                           The accompanying notes are an integral
                                             part of these financial statements.

                         MENDOCINO BREWING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                             Year Ended
                                                             December 31,
                                                     ---------------------------
                                                        1995             1994
                                                        ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income ...................................   $   173,700    $   153,300
    Adjustments to reconcile net income to net
        cash provided by operating activities:
           Depreciation and amortization .........        49,300         56,200
           Loss (gain) on sale of assets .........           500         (3,000)
           Deferred income taxes .................        20,600        (15,900)

        Changes in:
           Accounts receivable ...................      (165,000)       (24,900)
           Inventories ...........................       (54,200)       (24,200)
           Prepaid expenses ......................       (33,600)           800
           Accounts payable ......................       (39,000)        42,100
           Accrued wages and related expense .....        45,600         44,400
           Accrued profit sharing ................       (15,000)        20,000
           Accrued liabilities ...................         1,700        (63,400)
           Income taxes payable ..................        21,800         12,400
                                                     -----------    -----------

              Net cash provided by operating
                    activities ...................         6,400        197,800
                                                     -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES .............    (2,923,300)      (148,600)
    Other assets .................................       (27,800)      (197,200)
    Proceeds from sale of fixed assets ...........           500          3,100
                                                     -----------    -----------

              Net cash used by investing
                    activities ...................    (2,950,600)      (342,700)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Principal payments on long-term debt .........       (11,700)       (36,500)
    Accrued construction costs ...................     1,182,300           --
    Proceeds from sale of common stock ...........       568,900      2,786,200
                                                     -----------    -----------

              Net cash provided by financing
                    activities ...................     1,739,500      2,749,700
                                                     -----------    -----------

INCREASE (DECREASE) IN CASH ......................    (1,204,700)     2,604,800

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .....     2,900,800        296,000
                                                     -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR ...........   $ 1,696,100    $ 2,900,800
                                                     ===========    ===========


                     The accompanying notes are an integral
                       part of these financial statements.

                         MENDOCINO BREWING COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1995 and 1994


NOTE 1 -  DESCRIPTION  OF  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
POLICIES

               (a) Nature of business - Founded in 1983 as a limited partnership, Mendocino Brewing Company, located in Hopland, California, operates a microbrewery producing beer and malt beverages for the specialty beer market and a brew pub and gift store. The majority of sales are in California.

                     Effective January 1, 1994, the Partnership incorporated by contributing all of its assets and liabilities into the newly formed corporation in exchange for common and preferred stock.

               (b) Inventories - Inventories are stated at the lower-of-average cost or market.

               (c) Property and equipment - Property and equipment are stated at cost and depreciated or amortized using straight-line and accelerated methods over the assets' estimated useful lives. Capitalized interest was $15,200 in 1995. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Estimated useful lives are as follows:

     Machinery and equipment ................................   5 to  7 years
     Furniture and fixtures .................................   5 to  7 years
     Leasehold improvements .................................   7 to 30 years

               (d) Amortization - Label development costs are amortized on the straight-line method over a three-year period.

               (e) Deferred offering costs - Deferred offering costs consist of legal and other costs incurred as part of the Company's public offering of common stock.

               (f) Deposits and other assets - Deposits and other assets consist primarily of refundable deposits on the planned acquisition of brewing equipment during 1996 and costs associated with developing a contract brewing alliance.

               (g) Concentration of credit risks - Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables and interest-bearing deposits. The Company's interest-bearing deposits are placed with major financial institutions. Wholesale distributors account for substantially all accounts receivable; therefore, this concentration risk is limited due to the number of distributors and state laws regulating the financial affairs of distributors of alcoholic beverages.

               (h) Income taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under FAS 109, the Company is allowed to recognize currently future tax deductions of expenses previously recorded for financial reporting purposes.

                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994


NOTE 1 - DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               (i) Cash equivalents - The Company considers all highly liquid investments with a maturity of 90 days or less to be cash equivalents.

               (j) Earnings per share - Earnings per share were computed by dividing net income by the weighted average number of common shares outstanding. There were no common stock equivalents.

               (k) Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Company make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities.
The amounts estimated could differ from actual results.

               (l) Stock-based compensation - The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This standard will become effective for the year ending December 31, 1996, although earlier application is permitted. The Company has determined that it will implement the new standard in 1996. Under SFAS 123, a fair value method is used to determine compensation cost for stock options or similar equity instruments. Compensation is measured at the grant date and is recognized over the service or vesting period. Under the current accounting standard, compensation cost is the excess, if any, of the quoted market price of the stock at a measurement date over the amount that must be paid to acquire the stock.

                     The new standard would allow the Company to account for stock-based compensation under the current standard, with disclosure of the effects of the new standard, or adopt a fair value based method of accounting. The Company has not yet decided which method will be utilized, nor has it determined the impact, if any, that adoption of the new standard will have on the financial condition and results of operations. However, management believes the effect of the new accounting standard will not be significant.

               (m) Fair value of financial instruments - The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

                     Long-term debt: Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates cost.

               (n) Accrued construction costs - Accrued construction costs consist of expenses incurred for the construction of the new brewery including equipment.

               (o) Reclassifications - Certain reclassifications have been made to the 1994 financial statements to conform them to the 1995 presentation.

                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994


NOTE  2  -  INVENTORIES

               Inventories consist of the following:
                                                             December 31,
                                                     ---------------------------
                                                        1995             1994
                                                        ----             ----

           Raw Materials ..........................  $ 91,500         $ 66,500
           Work-in-process ........................    89,500           75,300
           Finished goods .........................    37,200           24,000
           Merchandise ............................    38,000           36,200
                                                     --------         --------

                                                     $256,200         $202,000
                                                     ========         ========


NOTE  3  -  PROPERTY AND EQUIPMENT

         Property and equipment consists of:
            the following:                                   December 31,
                                                    ----------------------------
                                                       1995             1994
                                                       ----             ----

             Equipment in progress ................ $2,031,800        $   --
             Construction in progress .............    921,700          26,200
             Land .................................    810,900            --
             Machinery and equipment ..............    537,900         598,000
             Leasehold improvements ...............    129,000         124,500
             Furniture and fixtures ...............     19,800          19,800
                                                    ----------        --------

                                                     4,451,100         768,500

             Less accumulated depreciation
                    and amortization ..............    497,000         467,500
                                                    ----------        --------

                                                    $3,954,100        $301,000
                                                    ==========        ========

NOTE  4  -  LONG-TERM DEBT

               Long-term debt consists of the following:
                                                             December 31,
                                                      ------------------------
                                                          1995         1994
                                                          ----         ----

               Note payable to an individual, due in
                  monthly payments of $4,435,
                  including interest at 9%,
                  maturing June 1997,
                  secured by real property ........    $  489,100    $   --

               Note payable to an individual, due in
                  full December 1998, including
                  accrued interest at 9%, secured
                  by real property ................        76,200        --

                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994

NOTE  4  -  LONG-TERM DEBT (Continued)

                                                              December 31,
                                                        ------------------------
                                                           1995         1994
                                                           ----         ----

                Note payable to bank, due in monthly
                  payments of $1,302, including
                  interest at 10.5%, matured
                  July 1995, secured by
                  fixed assets ....................         --        7,900
                                                         --------    -------

                                                          565,300     7,900
           Less current maturities ................        10,400     7,900
                                                         --------    -------

                                                         $554,900    $  --
                                                         ========    =======

               Maturities of long-term debt for succeeding years are as follows:

               Year ending December 31,
               ------------------------

                      1996 .......................    $ 10,400
                      1997 .......................     478,700
                      1998 .......................      76,200
                                                      --------

                                                      $565,300
                                                      ========




NOTE  5    -  PROFIT-SHARING PLAN

                 The Company has a profit-sharing retirement plan under which it may make employer contributions at the discretion of the Board of Directors; although, no such contributions are required. The plan covers substantially all full-time employees over age 21 with one year of service, and employer contributions vest over a period of six years. Contributions totaled $30,000 and $45,000 for the years ended December 31, 1995 and 1994, respectively.


NOTE  6    -  COMMITMENTS

                 The Company leases its facilities under a noncancellable operating lease expiring August 2004. The monthly lease payment is $2,014, to be adjusted annually by increases in the Consumer Price Index, as defined in the lease agreement. Additionally, the Company leases certain equipment under a noncancellable operating lease which expires in 1997. Total rent expense was $34,000 and $58,600 for the years ended December 31, 1995 and 1994, respectively.

                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994


NOTE  6  -  COMMITMENTS (Continued)

               The following is a schedule of future minimum lease payments:

               Year Ending December 31,
               ------------------------

                       1996 .........................         $ 26,700
                       1997 .........................           25,700
                       1998 .........................           24,200
                       1999 .........................           24,200
                       2000 .........................           24,200
                    Thereafter ......................           88,600
                                                              --------

                                                              $213,600
                                                              ========


NOTE  7  -  BREWERY CONSTRUCTION

               In late 1995, the Company began construction of it's new brewery in Ukiah, California. At this time, the total cost of the brewery including land, building and equipment is estimated to be $9.2 million. Funding for the brewery is from a combination of proceeds from the stock sale, private party financing for the land, bank financing for the building and a capital lease for the equipment. The expected completion date is September 1996.


NOTE  8  -  STOCKHOLDERS' EQUITY

               Common Stock

               On January 3, 1994, the Company issued 1,722,222 shares of no-par value common stock in conjunction with the incorporation of the partnership. Also during 1994, the Company began selling, in a public offering, shares of no-par value common stock. As of December 31, 1995, 600,000 shares of stock had been sold at $6 per share for total gross proceeds of $3,600,000. These proceeds were reduced by $286,700 of offering costs. All shares of stock authorized to sell in the first public offering have been issued.

               Preferred Stock

               The Company authorized 2,000,000 shares of preferred stock, of which 227,600 have been designated as Series A. At the time of the incorporation of the partnership, the Company issued 227,600 shares of non-voting, no-par value Series A Preferred Stock in exchange for partnership interests. Series A shareholders are entitled to receive cash dividends and/or liquidation proceeds equal in the aggregate to $1.00 per share before any cash dividends are paid on the Common Shares or any other series of Preferred Shares. When the entire Series A dividend/liquidation proceeds have been paid, the Series A Shares shall automatically be cancelled and cease to be outstanding.

                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994


NOTE  9  -  STOCK OPTION PLAN

               Under the 1994 Stock Option Plan, the Company may issue options to purchase up to 200,000 shares of the Company's Common Stock. The plan provides for both incentive stock options, as defined in Section 422 of the Internal Revenue Code, and options that do not qualify as incentive stock options. The Plan shall terminate upon the earlier of (a) the tenth anniversary of its adoption by the Board or (b) the date on which all shares are available for issuance under the Plan have been issued.

               The exercise price of incentive options must be no less then the fair-market value of such stock at the date the option is granted, while the exercise price of nonstatutory options will be no less than 85% of the fair-market value per share on the date of grant. With respect to options granted to a person possessing more than 10% of the combined voting power of all classes of the Company's stock, the exercise price will be no less than 110% of the fair-market value of such share at the grant date. As of December 31, 1995, no options had been granted, exercised, or cancelled under the Plan.


NOTE 10  -  INCOME TAXES

               The provision for income taxes consists of the following:

                                                        December 31,
                                                  ---------------------------
                                                    1995             1994
                                                    ----             ----

                  Current
                      Federal ..................  $103,700         $ 67,200
                      State ....................    28,600           20,200
                                                  --------         --------

                                                   132,300           87,400
                                                  --------         --------
                  Deferred
                      Current ..................    (3,700)         (11,800)
                      Non-current ..............    24,300           (4,100)
                                                  --------         --------

                                                    20,600          (15,900)
                                                  --------         --------

                                                  $152,900         $ 71,500
                                                  ========         ========

               The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate to earnings before taxes is attributable to the following:

                                                            Year Ended
                                                            December 31,
                                                    --------------------------
                                                     1995               1994
                                                     ----               ----

           Income tax provision at 34% ............ $105,300         $ 76,400
           States taxes ...........................   28,100           20,900
           Adjustment due to lower federal rates ..   (1,100)          (9,900)
           Recognition of future tax (deductions) .   20,600          (15,900)
                                                    --------         --------

                                                    $152,900         $ 71,500
                                                    ========         ========

                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994


NOTE 10  -  INCOME TAXES (Continued)

               Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31st are as follows:

                                                                 December 31,
                                                            --------------------
                                                              1995        1994
                                                              ----        ----

           Inventories ..................................   $  3,000   $    800

           Other ........................................     12,500     11,000
                                                            --------   --------

           Current deferred tax asset ...................   $ 15,500   $ 11,800
                                                            ========   ========

           Depreciation and amortization ................   $ 21,000   $ (4,800)

           Other ........................................       (800)       700
                                                            --------   --------

           Non-current deferred tax liability (asset) ...   $ 20,200   $ (4,100)
                                                            ========   ========



NOTE 11  -  SEGMENT INFORMATION

               The Company's business segments are brewing operations and a retail establishment known as the Hopland Brewery. A summary of each segment is as follows:

                                                                  Year Ended December 31, 1995
                                                  ---------------------------------------------------------------
                                                   Brewing         Hopland          Corporate
                                                  Operations       Brewery          and other            Total
                                                  ----------       -------          ---------            -----

               Sales ...........................  $2,775,500       $959,600         $    --           $3,735,100

               Operating profits ...............     758,400         34,600              --              793,000

               Identifiable assets .............   4,633,900        109,500          1,770,600         6,514,000

               Depreciation and
                  amortization .................      30,700          8,300             10,300            49,300

               Capital expenditures ............   3,655,900         25,500              3,900         3,685,300


                         MENDOCINO BREWING COMPANY, INC.

                           December 31, 1995 and 1994


NOTE 11  -  SEGMENT INFORMATION (Continued)

                                                                    Year Ended December 31, 1995
                                                  --------------------------------------------------------------
                                                   Brewing         Hopland         Corporate
                                                  Operations       Brewery         and other            Total
                                                  ----------       -------         ---------            -----

               Sales ...........................  $2,594,300       $928,700         $    --           $3,523,000

               Operating profits ...............     631,700         51,600              --              683,300

               Identifiable assets .............     692,500         90,700          3,254,900         4,038,100

               Depreciation and
                  amortization .................      38,200          8,800              9,200            56,200

               Capital expenditures ............     122,200          2,500             23,900           148,600


NOTE 12 -   STATEMENT OF CASH FLOWS

               Supplementary cash flow information includes the following:

                                                               December 31,
                                                        ------------------------
                                                          1995           1994
                                                          ----           ----
               Cash paid during the year for:
                  Interest ............................ $ 18,900        $ 4,300
                  Income taxes ........................ $113,500        $75,000

               Non-cash investing and financing activities for the year ended December 31, 1995, consisted of land being acquired with seller financing of $569,100, offering costs of $41,700 incurred in 1994 being offset against stock proceeds and $207,100 of deposits being applied to equipment in progress.

                         MENDOCINO BREWING COMPANY, INC.

                                  BALANCE SHEET
                                  June 30, 1996
                                   (unaudited)

                                     ASSETS
CURRENT ASSETS
    Cash and cash equivalents ...................................     $   21,200
    Accounts receivable .........................................        550,400
    Inventories .................................................        463,500
    Prepaid expenses and taxes ..................................         73,100
    Deferred income taxes .......................................         37,000
                                                                      ----------
           Total current assets .................................      1,145,200
                                                                      ----------

PROPERTY AND EQUIPMENT ..........................................      6,947,700
                                                                      ----------

OTHER ASSETS
    Label development costs, net of amortization ................         23,600
    Deposits and other assets ...................................         98,400
                                                                      ----------
           Total other assets ...................................        122,000
                                                                      ----------

           Total assets .........................................     $8,214,900
                                                                      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Short-term borrowing ........................................     $  360,000
    Accounts payable ............................................        368,000
    Accrued wages and related expense ...........................        105,500
    Accrued construction costs ..................................      2,363,100
    Accrued profit sharing ......................................         30,000
    Accrued liabilities .........................................         33,900
    Current maturities of long-term debt ........................         10,000
                                                                      ----------
           Total current liabilities ............................      3,270,500

LONG-TERM DEBT, less current maturities .........................        550,700

DEFERRED INCOME TAXES ...........................................         20,200
                                                                      ----------
           Total liabilities ....................................      3,841,400
                                                                      ----------

COMMITMENTS .....................................................           --

STOCKHOLDERS' EQUITY
    Common stock, no par value; 20,000,000 shares,
        authorized 2,322,222 and 2,220,445 shares
        issued and outstanding ..................................      3,869,600
    Preferred stock, Series A, no par value, with
        aggregate liquidation preference of $227,600,
        227,600 shares authorized, issued and outstanding .......        227,600
    Retained earnings ...........................................        276,300
                                                                      ----------
           Total stockholders' equity ...........................      4,373,500
                                                                      ----------

           Total liabilities and stockholders' equity ...........     $8,214,900
                                                                      ==========

                     The accompanying notes are an integral
                       part of these financial statements.


                                                   MENDOCINO BREWING COMPANY, INC.

                                                        STATEMENTS OF INCOME
                                                             (unaudited)


                                                                Three Months Ended                         Six Months Ended
                                                                     June 30,                                  June 30,
                                                         --------------------------------          --------------------------------
                                                             1996                1995                  1996                1995
                                                             ----                ----                  ----                ----

Sales ..........................................         $ 1,227,400          $   870,700          $ 1,911,400          $ 1,675,200

Less excise taxes ..............................              18,100               36,500               71,000               74,500
                                                         -----------          -----------          -----------          -----------

Net sales ......................................           1,209,300              834,100            1,840,300            1,600,700

Cost of goods sold .............................             545,700              465,600              870,500              907,800
                                                         -----------          -----------          -----------          -----------

Gross profit ...................................             663,600              368,500              969,900              693,000
                                                         -----------          -----------          -----------          -----------

Operating expenses
    Retail operating ...........................             192,100              146,500              372,300              280,900
    Marketing ..................................             199,800               66,500              292,800              126,400
    General and administrative .................             187,700              138,400              339,600              313,300
                                                         -----------          -----------          -----------          -----------
                                                             579,600              351,400            1,004,700              720,500
                                                         -----------          -----------          -----------          -----------

Income (loss)from operations ...................              84,000               17,200              (34,800)             (27,600)

Other income (expense)
    Interest income ............................                 300               37,900               10,800               74,800
    Other income (expense) .....................             (43,500)               6,000              (47,400)               6,000
                                                         -----------          -----------          -----------          -----------

                                                             (43,300)              43,900              (36,500)              80,800
                                                         -----------          -----------          -----------          -----------

Income (loss) before
   income taxes ................................              40,700               61,100              (71,300)              53,200

Provision for (benefit from)
   income taxes ................................             (21,500)              20,000              (20,700)              20,800
                                                         -----------          -----------          -----------          -----------

Net income (loss) ..............................         $    62,200          $    41,100          $   (50,600)         $    32,500
                                                         ===========          ===========          ===========          ===========

Earnings (loss) per share ......................         $      0.03          $      0.02          $     (0.02)         $      0.01
                                                         ===========          ===========          ===========          ===========

Weighted average common
  shares outstanding ...........................           2,322,222            2,308,888            2,322,222            2,294,148
                                                         ===========          ===========          ===========          ===========

                                               The accompanying notes are an integral
                                                 part of these financial statements.

                                                   MENDOCINO BREWING COMPANY, INC.

                                                      STATEMENTS OF CASH FLOWS
                                                             (unaudited)

                                                                  Three Months Ended                        Six Months Ended
                                                                       June 30,                                  June 30,
                                                            --------------------------------       --------------------------------
                                                                1996               1995                 1996               1995
                                                                ----               ----                 ----               ----
CASH FLOWS FROM OPERATING
   ACTIVITIES
   Net income (loss) ...............................        $    62,200         $    41,100         $   (50,600)        $    32,500
   Adjustments to reconcile
     net income (loss) to net
     cash provided (used) by
     operating activities:
       Depreciation and
         amortization ..............................             11,800              11,400              23,000              22,400
       Deferred income taxes .......................            (21,500)               --               (21,500)               --

   Changes in:
     Accounts receivable ...........................           (300,300)              9,800             (91,500)            (38,800)
     Inventories ...................................            (14,800)             39,100            (207,300)             34,500
     Prepaid expenses and taxes ....................            (20,700)              9,100             (26,000)             (6,100)
     Accounts payable ..............................            229,900             (19,600)            262,300             (31,900)
     Accrued wages and
       related expense .............................              7,100               1,400             (24,400)             (5,400)
     Accrued profit sharing ........................               --                11,300                --               (33,800)
     Accrued liabilities ...........................              9,400              14,100              11,700               5,800
     Income taxes payable ..........................               --                  --               (34,200)               --
                                                            -----------         -----------         -----------         -----------

         Net cash provided (used)
           by operating
           activities: .............................            (37,100)            117,600            (158,500)            (20,900)
                                                            -----------         -----------         -----------         -----------

CASH FLOWS FROM INVESTING
   ACTIVITIES
   Purchase of property and
     equipment .....................................         (1,759,700)           (965,400)         (3,013,200)         (1,265,800)
   Deposits and other assets .......................             23,100              44,000              14,600             255,400
   Deferred offering costs .........................            (37,900)               --               (53,900)               --
   Reduction of deferred
     offering costs ................................               --               (77,200)               --               (35,500)
                                                            -----------         -----------         -----------         -----------

         Net cash used by in-
           vesting activities: .....................         (1,774,600)           (998,500)         (3,052,500)         (1,045,900)
                                                            -----------         -----------         -----------         -----------

CASH FLOWS FROM FINANCING
   ACTIVITIES
   Proceeds from (payments on)
     short-term borrowings .........................            (40,000)               --               360,000                --
   Proceeds from long-term debt ....................               --               492,900                --               492,900
   Principal payments on long-
     term debt .....................................             (2,400)               --                (4,700)             (7,900)
   Accrued construction costs ......................          1,351,800                --             1,180,800                --
   Proceeds from sale of
     common stock ..................................               --                  --                  --               527,100
                                                            -----------         -----------         -----------         -----------

         Net cash provided by
           financing activities: ...................          1,309,500             492,900           1,536,100           1,012,100

DECREASE IN CASH ...................................           (502,200)           (388,000)         (1,674,900)            (54,800)

CASH, BEGINNING OF PERIOD ..........................            523,400           3,234,000           1,696,100           2,900,800
                                                            -----------         -----------         -----------         -----------

CASH, END OF PERIOD ................................        $    21,200         $ 2,846,000         $    21,200         $ 2,846,000
                                                            ===========         ===========         ===========         ===========

Supplemental cash flow
   information includes the
   following:
     Cash paid during the
       period for income taxes .....................        $      --           $       800         $    52,500         $    34,900
                                                            ===========         ===========         ===========         ===========

                                               The accompanying notes are an integral
                                                 part of these financial statements.

                         MENDOCINO BREWING COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

                             June 30, 1996 and 1995


NOTE 1 - BASIS OF PRESENTATION

               The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. It is believed, however, that the disclosures are adequate to make the information presented not misleading.

               The financial statements, in the opinion of management, reflect all adjustments necessary to fairly state the financial position and the results of operations. These results are not necessarily to be considered indicative of the results for the entire year.

NOTE 2 - LONG-TERM DEBT

               Long-term debt consists of a note payable, due in monthly installments of $4,435 including interest at 9%, maturing June 1997, and secured by real property and a note payable, due in one lump sum of $76,200 plus interest at 9%, maturing December 1998, and secured by real property.


NOTE 3 - SHORT-TERM BORROWING

               The Company has a $600,000 term line of credit from a bank with a variable interest rate of prime +1.5%, maturing December 1996. The note is secured by receivables, inventory, and equipment.


NOTE 4 - NEW BREWERY FINANCING

               A $2.7 million construction loan secured by a first priority deed of trust on the Ukiah land and improvements and the proceeds of the proposed common stock offering from the Savings Bank of Mendocino County along with a written commitment to convert the construction loan to a 15 year term loan upon successful completion of the new brewery, subject to certain conditions. The construction loan bears interest at the lender's prime plus 2% (initially 10.25%), payable monthly, and matures on February 2, 1997. Upon conversion, the loan will bear interest at the then prevailing 5 Year Treasury Constant Maturity Index (but not less than 10%), with a maximum for the first five years at 2% above the initial fully indexed rate, and a maximum during the remaining term of the loan at 3% above the initial fully indexed rate at the beginning of the remaining term. The minimum annual interest rate is 8%. The loan will be over 25 years with a balloon payment upon maturity. The lender's commitment letter states that the lender will convert the unpaid principal at maturity to a fully amortized 10-year loan subject to terms an conditions to be agreed upon at that time. The commitment letter proposes to require the Company to pledge all proceeds of this offering in excess of $2.5 million as collateral for the 15-year term loan, with the provision that the Bank will release the funds from the pledge to purchase additional equipment if the Company is meeting its sales and revenue objectives.

         FINOVA Capital Corporation has also agreed to lease new brewing equipment with a total cost of approximately $2.07 million to the Company for a term of 7 years with monthly rental payments of approximately $29,000. The lease is to commence when the brewing equipment is operational. Until that

                         MENDOCINO BREWING COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

                             June 30, 1996 and 1995


time, FINOVA has loaned $750,000 to the Company with interest at the Citibank prime plus 3%. At expiration of the initial term of the lease, the Company may purchase the equipment at its then current fair market value but not less than 25% or more than 30% of the original cost of the equipment, or at the Company's option, may extend the term of the lease for an additional year at approximately $45,600 per month with an option to purchase the equipment at the end of the year at then current fair market value. The lease is not pre-payable.

         The seller of the Ukiah land has a note, secured by a third priority deed of trust on the land, with a remaining principal balance as of August 1, 1996 of approximately $265,000 at 9% annual interest payable in monthly installments of principal and interest of $2,380 with the balance due at maturity on June 27, 1997.

         The general contractor for the new brewery, BDM Construction Co., Inc. ("BDM"), has agreed to defer up to $900,000 in fees otherwise owed or to become payable on December 31, 1996, subject to performance by BDM of its obligations under the construction contract, until January 31, 1997 with interest at 12% per annum. The deferral arrangement is secured by a second priority deed of trust on the Ukiah land and improvements, and by 300,000 shares of Mendocino Brewing's Common Stock. In the event of default, BDM is required to proceed against the Common Stock before initiating any proceeding against the real estate. The Common Stock collateral was issued to BDM by the Company pursuant to Section 4(2) of the Securities Act of 1933 subject to the restrictions (a) that the shares shall be canceled if the amounts owed BDM are paid in full, (b) that if full amount owed BDM is not paid, the shares must sold in a commercially reasonable manner as specified in the California Commercial Code, and (c) that any shares not needed to be sold to satisfy the obligation to BDM shall be canceled.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 8 of the Articles of Incorporation (Exhibit 3.1 hereto) provides for the indemnification of the Company's directors, officers, employees, and other agents to the maximum extent permitted by the California Corporations Code. Article 11 of the Bylaws (Exhibit 3.2 hereto) requires the Company to so indemnify its directors and officers and authorizes, but does not require, the Company to so indemnify other persons.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth an estimate of the expenses that will be incurred by the Registrant in connection with the distribution of the securities being registered hereby:

Securities and Exchange Commission filing fee ..............   $   1,758.62
State securities qualification fees and expenses ...........      20,000.00
Accounting fees and expenses ...............................      26,000.00
Consulting fees and expenses ...............................      44,000.00
Legal fees and expenses ....................................     123,000.00
Printing and engraving expenses ............................      27,000.00
Transfer agent fees and expenses ...........................      15,000.00
Postage ....................................................      20,000.00
Marketing expenses..........................................      96,000.00
Miscellaneous ..............................................      27,000.00
                                                               ------------
     Total..................................................   $ 399,758.62
                                                               ============


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The following information relates to all securities sold by the registrant or any of its predecessors within the past three years prior to the filing of this Form SB-2, without registration under the Securities Act:

On January 1, 1994, the Registrant issued 227,600 shares of Series A Preferred Stock and 1,722,222 shares of Common Stock in exchange for all of the assets of Mendocino Brewing Company, a California limited partnership (the Partnership). The Partnership thereupon dissolved and distributed the shares to its partners, and to the shareholders of the corporate sole general partner, in amounts proportional to their relative ownership in the partnership (see Exhibits 2.1 and 2.2 to this Registration Statement). There was no underwriter and no public offering was made.

The Registrant originally issued the above securities to the Partnership without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act as a transaction not involving any public offering and in reliance on Rules 505 and 506 included in Regulation D. The Partnership then dissolved and distributed the above securities to its partners. The corporate sole general partner of the Partnership adopted a plan of liquidation and directed the Partnership to distribute the shares otherwise distributable to it to its shareholders. The decision to incorporate the Partnership was made by the general partner without a vote of the limited partners pursuant to the Agreement of Limited Partnership. Substantially all of the partners of the Partnership had been beneficial owners of securities in the Partnership for more than three years. Because the incorporation of the Partnership and the subsequent liquidating distribution of the shares was made without the consent of the limited partners, there was no sale of the shares to the partners and the registration provisions of the Securities Act did not apply. Names of the limited partners are set forth on
Exhibit 99.5 hereto.

On or about October 11, 1996, the Registrant issued 300,000 shares of its common stock to BDM Construction Co., Inc. ("BDM") pursuant to Section 4(2) of the Securities Act. BDM is the general contractor for the registrant's new brewery and had purchased 8,333 shares of the Registrant's common stock in the Registrant's initial public offering. The Registrant issued the shares as security for the payment of up to $900,000 owed or to be owed to BDM for general contractor services in connection with the new brewery. The 300,000 shares will be canceled if the Company timely pays the amounts owed to BDM. BDM is not entitled to retain the shares as payment for the obligation but must sell the shares in satisfaction of the debt in a commercially reasonable manner unless the Company agrees, after a default, to permit BDM to retain the shares. To the extent that any of the shares are not required to be sold to satisfy the obligation, they will be canceled. Although BDM presently has the power to vote the 300,000 shares, no shareholder votes are contemplated until after the due date of the obligation. The certificate for the 900,000 shares bears a legend referencing the foregoing restrictions.

The share Certificates for all for the above shares bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."


ITEM 27. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

Exhibit
Number               Description of Document
-------              -------------------------------
  2.1          (A)   Report to Limited Partners of Mendocino Brewing Company,
                     a California limited partnership
  2.2          (A)   Stock for Assets Incorporation Agreement

  3.1          (A)   Articles of Incorporation, as amended, of the Company

  3.2          (B)   Bylaws of the Company  (Incorporated by referenced from the
                     Company's Report on Form 10-KSB for the annual period ended
                     December 31, 1994 previously filed with the Commission.)

  4.1 Articles 5 and 6 of the Articles of Incorporation, as amended, of the Company (Reference is made to Exhibit 3.1.)

  4.2 Article 10 of the Restated Articles of Incorporation, as amended, of the Company (Reference is made to Exhibit 3.2.)

  4.3          (A)   Form of Common Stock Certificate (Incorporated by reference from the Company's  Registration  Statement  dated June 15,
                     1994, as amended, previously filed with the Commission, Registration No. 33-78390-LA.)

  5 Opinion and consent of counsel with respect to the legality of the securities being registered.

 10.1          (A)   Mendocino Brewing Company Profit Sharing Plan.

 10.2          (A)   Wholesale  Distribution  Agreement  between the Company and
                     Bay Area Distributing.

 10.3          (A)   Wholesale  Distribution  Agreement  between the Company and
                     Golden Gate Distributing.

 10.4          (F)   Letter of Intent with Vitro Packaging, Inc.

Exhibit
Number               Description of Document
-------              -------------------------------

 10.5          (A)   Sales Contract between the Company and John I. Hass, Inc.

 10.6          (A)   Lease Agreement between the Company and Kohn Properties.

 10.7          (A)   Lease Agreement between the Company and Associated  Vintage
                     Group, Inc.

 10.8          (F)   Commitment  letter from Savings  Bank of  Mendocino  County
                     (previously filed as Exhibit 19.9).

 10.9          (A)   Letter  of  intent  from  California   Statewide  Certified
                     Development Corporation.

 10.10         (A)   1994 Stock Option Plan (previously filed as Exhibit 99.6).

 10.11         (C)   Commercial  Real Estate  Purchase  Contract and Receipt for
                     Deposit (previously filed as Exhibit 19.2).

 10.12         (B)   Proposal from Warren Capital Corporation.

 10.13         (C)   Brewery Fixtures Construction  Agreement with Enerfab, Inc.
                     (previously filed as Exhibit 19.3).

 10.14         (D)   Installment  Note between  Ukiah  Redevelopment  Agency and
                     Langley et al. (previously filed as Exhibit 19.5).

 10.15         (E)   Agreement to Implement  Condition of Approval No. 37 of the
                     Site  Development  Permit  95-19  with the  City of  Ukiah,
                     California (previously filed as Exhibit 19.6).

 10.16         (F)   Standard Form of Agreement  Between Owner and Architect for
                     Designated Services between the Company and Victor Lopes.

 10.17         (F)   Liquid Sediment Removal Services  Agreement with Cold Creek
                     Compost, Inc.

 10.18         (F)   Promissory Note for $76,230 in favor of Langley et al.

 10.19         (G)   Construction agreement with BDM Construction Company, Inc.

 10.20         (G)   $60,000 Note payable to BDM Construction Company, Inc.

 10.21         (G)   Agreement  to modify  note and deed of trust  dated June 6,
                     1995 with Langley, et al.

 10.22         (G)   Agreement  to modify note dated June 6, 1995 with  Langley, et al.

 10.23         (G)   Amendment to installment note payable to Langley, et al.

 10.24         (G)   Manufacturing  Business Expansion and Relocation  Agreement
                     with the City of Ukiah.

 10.25         (G)   Manufacturing  Business Expansion and Relocation  Agreement
                     with the Ukiah Redevelopment Agency.

 10.26         (G)   Consulting Agreement with Daniel R. Moldenhauer.

 10.27         (H)   Business Loan Agreement with WestAmerica Bank.

 10.28               Change in Terms Agreement with WestAmerica Bank.

 10.29               Letter   Agreement   Concerning   Use  of   Proceeds   with
                     WestAmerica Bank.

 10.30               Commitment Letter from WestAmerica Bank.

 10.31               Business Loan  Agreement with the Savings Bank of Mendocino
                     County.

 10.32               Construction  Loan  Agreement  with  the  Savings  Bank  of
                     Mendocino County.

 10.33               $2,700,000  Note in favor of the Savings  Bank of Mendocino
                     County.

 10.34 Assignment of Deposit Account in favor of the Savings Bank of Mendocino County.

 10.35               Commitment  Letter  from  the  Savings  Bank  of  Mendocino
                     County.

 10.36               Equipment Lease with FINOVA Capital Corporation.

 10.37               Tri-Election  Rider to Equipment  Lease with FINOVA Capital
                     Corporation.

 10.38               Master Lease Schedule with FINOVA Capital Corporation.

Exhibit
Number               Description of Document
-------              -------------------------------

 10.39 Advance and Subordination Agreement among the Company, FINOVA Capital Corporation, and Enerfab, Inc.

 10.40               $900,000 Note in favor of BDM Construction Co., Inc.

 10.41               Letter  Agreement  Concerning  Use  of  Proceeds  with  BDM
                     Construction Co., Inc.

 10.42               Employment Agreement with H. Michael Laybourn.

 10.43               Employment Agreement with Norman H. Franks.

 10.44               Employment Agreement with Michael F. Lovett.

 10.45               Employment Agreement with John Scahill.

 24.1                Consent of Moss Adams LLP.

 24.2                Consent of Enterprise Law Group, Inc. (Reference is made to
                     Exhibit 5.)

 99.1                Form of Stock Purchase Agreement

--------------------------------
               (A) Incorporated by reference from the Company's Registration Statement dated June 15, 1994, as amended, previously filed with the Commission, Registration No. 33-78390-LA.

               (B) Incorporated by referenced from the Company's Report on Form 10-KSB for the annual period ended December 31, 1994 previously filed with the Commission.

               (C) Incorporated by referenced from the Company's Report on Form 10-QSB for the quarter period ended March 31, 1995 previously filed with the Commission.

               (D) Incorporated by referenced from the Company's Report on Form 10-QSB for the quarter period ended June 30, 1995 previously filed with the Commission.

               (E) Incorporated by referenced from the Company's Report on Form 10-QSB for the quarter period ended September 30, 1995 previously filed with the Commission.

               (F) Incorporated by referenced from the Company's Report on Form 10-KSB for the annual period ended December 31, 1995 previously filed with the Commission.

               (G) Incorporated by referenced from the Company's Report on Form 10-QSB for the quarter period ended June 30, 1996 previously filed with the Commission.

               (H) Incorporated by referenced from the Company's Report on Form 10-QSB/A No. 1 for the quarter period ended June 30, 1996 previously filed with the Commission.

Item 28.  Undertakings.

(a)      The Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to meet all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hopland, State of California, on November 4, 1996.

                                  MENDOCINO BREWING COMPANY, INC.




                                  By: /s/ H. MICHAEL LAYBOURN
                                      -----------------------------------------
                                      H. Michael Laybourn
                                      Chief Executive Officer

Each of the undersigned hereby constitutes and appoints H. Michael Laybourn and Norman H. Franks, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign this Registration Statement on Form SB-2 of Mendocino Brewing Company, Inc., and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                   Title                                       Date
-----------                                                ------                                      ------

/s/ H. MICHAEL LAYBOURN                      Chief Executive Officer, Director                    November 4, 1996
---------------------------------------         (Principal Executive Officer)
    H. Michael Laybourn


/s/ NORMAN H. FRANKS                         Vice President, Chief Financial Officer, Director    November 4, 1996
---------------------------------------        (Principal Financial and Accounting Officer)
    Norman H. Franks


  /s/ MICHAEL F. LOVETT                         Marketing Director, Director                      November 4, 1996
---------------------------------------
      Michael F. Lovett
